Exhibit 10.1

STOCK PURCHASE AGREEMENT
Between
SOLAR POWER, INC.,
And
LDK SOLAR CO., LTD.
Dated January 5, 2011

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

-iv-

(Continued)
EXHIBITS

Exhibit A	Certificate of Determination
Exhibit B	Shenzhen Plant Assets
Exhibit C	Knowledge
Exhibit D	Form of Opinion of Counsel
Exhibit E-1	Form of Lock-up Agreement (Stephen C. Kircher)
Exhibit E-2	Form of Lock-up Agreement (Management Shareholders)
Exhibit F	Management Shareholders

-v-

INDEX OF DEFINED TERMS

Accounting Firm	Section 1.03(b)
Acquisition	Section 1.01
Adjusted Purchase Price	Section 1.03(c)
Adverse Recommendation Change	Section 5.02(e)
Affiliate	Section 9.04(b)
Agreement	Preamble
Alternative Financing	Section 5.17(a)
Ancillary Agreements	Section 9.04(b)
Applicable Law	Section 1.02(a)
Assigned Facility Contracts	Section 1.02(a)
Audited Balance Sheet	Section 3.05(a)
Benefit Plans	Section 3.18(a)
Business Day	Section 9.04(b)
Charter Amendment	Section 9.04(b)
Closing Dates	Section 2.01
Closings	Section 2.01
Code	Section 9.04(b)
Commonly Controlled Entity	Section 3.18(a)
Common Stock	Recitals
Common Stock Purchase Price	Section 1.01
Company	Preamble
Company Contracts	Section 3.12(b)
Company Indemnitees	Section 8.02
Company Intellectual Property	Section 3.09(a)
Company Material Adverse Effect	Section 9.04(b)
Company Pension Plan	Section 3.18(c)
Company Subsidiary	Section 9.04(b)
Consent	Section 3.04
Contract	Section 1.02(a)
Conversion Shares	Section 9.04(b)
Current Assets	Section 1.03(d)
Current Liabilities	Section 1.03(d)
Defined Benefit Plan	Section 3.18(f)
DOJ	Section 5.05(c)
Documents	Section 9.04(b)
Environmental Laws	Section 9.04(b)
Environmental Reports	Section 3.17(b)
ERISA	Section 3.18(a)
Exchange Act	Section 3.02(c)
Excluded Liabilities	Section 1.02(b)
Facility	Section 1.02(a)
Family	Section 9.04(b)
FCPA	Section 3.17(c)
Filing	Section 3.04
Financial Statements	Section 3.05(a)
Financing	Section 5.17
First Closing	Section 2.01
First Closing Date	Section 2.01
First Closing Date Amount	Section 2.02(b)
First Closing Working Capital	Section 1.03(a)
FTC	Section 5.05(c)
Fundamental Representations	Section 9.04(b)
GAAP	Section 1.03(d)
Governmental Entity	Section 3.03
Hazardous Materials	Section 9.04(b)
HSR Act	Section 6.01
including	Section 9.04(b)
Indebtedness	Section 9.04(b)
Indemnified Party	Section 8.05(a)
Indemnifying Party	Section 8.05(a)
Intellectual Property	Section 9.04(b)
Interim Balance Sheet	Section 3.05(a)
Judgment	Section 3.02
Knowledge	Section 9.04(b)
Leased Property	Section 3.08(a)
Lien	Section 9.04(b)
Lock-up Agreements	Section 9.04(b)
Losses	Section 8.01(a)
Management Shareholders	Section 9.04(b)
Material Interest	Section 9.04(b)
Notice of Disagreement	Section 1.03(b)
Ordinary Course of Business	Section 9.04(b)
Other Bid	Section 5.02(a)
Other Filings	Section 9.04(b)
Outside Date	Section 7.01(a)(ii)
Pension Plan	Section 3.18(a)
Permits	Section 3.13(a)
Permitted Lien	Section 9.04(b)
Person	Section 9.04(b)
Personnel	Section 3.09(c)
Plant Purchase Price	Section 1.02(e)
Preferred Stock Purchase Price	Section 1.01
Proceeding	Section 9.04(b)
Proxy Statement	Section 5.15(c)
Purchased Common Shares	Recitals
Purchased Preferred Shares	Recitals
Purchased Shares	Recitals
Purchaser	Preamble
Purchaser Indemnitees	Section 8.01(a)
Purchaser Material Adverse Effect	Section 9.04(b)
Related Person	Section 9.04(b)
Release	Section 9.04(b)
Representative	Section 9.04(b)
Required Reserve Amount	Section 5.13(a)
Rights	Section 3.02(a)
Sarbanes-Oxley Act	Section 3.05(e)
SEC	Section 3.02(c)
SEC Reports	Section 3.29
Second Closing	Section 2.03
Second Closing Date	Section 2.03
Securities Act	Section 3.28
Shares	Section 9.04(b)
Shareholder Approval	Section 9.04(b)
Shareholder Meeting	Section 9.04(b)
Shenzhen Plant Assets	Section 1.02(a)
Special Committee	Section 9.04(b)
Statement	Section 1.03(a)
Subsidiary	Section 9.04(b)
Superior Other Bid	Section 5.02(a)
Target Working Capital	Section 1.03(c)
Tax	Section 9.04(b)
Tax Return	Section 9.04(b)
Taxing Authority	Section 9.04(b)
Termination Fee	Section 7.03(a)
Technology	Section 9.04(b)
Third Party Claim	Section 8.05(a)
Trading Market	Section 9.04(b)
Transactions	Section 1.01
Transferable Permits	Section 1.02(a)
Voting Company Debt	Section 3.02(a)

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INDEX OF DEFINED TERMS
(Continued)

Welfare Plan	Section 3.18(a)
Working Capital	Section 1.03(d)

-vii-

STOCK PURCHASE AGREEMENT
     STOCK PURCHASE AGREEMENT (this “Agreement”) dated January 5, 2011, between Solar Power, Inc., a California corporation with headquarters located at 1115 Orlando Avenue, Roseville, California 95661 (the “Company”), and LDK Solar Co., Ltd., a company incorporated under the laws of Cayman Islands (the “Purchaser”).
RECITALS
     A. The Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase, upon the terms and conditions stated in this Agreement, (i) an aggregate of 20,000,000 shares of Series A Preferred Stock, par value $0.0001 per share, with rights, preferences and privileges as set forth in the Certificate of Determination for such Series A Preferred Stock attached as Exhibit A hereto (the “Purchased Preferred Shares”) and (ii) an aggregate of 42,835,947 shares of Common Stock of the Company (the “Purchased Common Shares”, and together with the Purchased Preferred Shares, the “Purchased Shares”). The Purchased Preferred Shares are convertible into shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). The Purchased Common Shares, when issued, will constitute approximately 44.9% of the issued and outstanding Common Stock of the Company and, together with the Purchased Preferred Shares, will constitute 70% of the Company’s issued and outstanding share capital.
     B. The Company and the Purchaser mutually desire, in addition to the investment contemplated under this Agreement, to jointly develop utility scale solar projects in the United States and other global locations, with the Purchaser bringing manufacturing supply chain expertise and the Company project sourcing and development capabilities, to optimize the competitiveness in price points for module, balance of system and installation services.
     C. Concurrently with, and as a condition to, the execution of this Agreement, the Management Shareholders are entering into the Lock-Up Agreements and Stephen C. Kircher is entering into a Voting Agreement with the Purchaser.
     Accordingly, intending to be legally bound, the parties hereby agree as follows:
ARTICLE I
Purchase and Sale
     Section 1.01 Purchase and Sale of the Shares. On the terms and subject to the conditions hereof, at the First Closing, the Company shall issue, sell and deliver to the Purchaser, free and clear of any Liens (other than those arising out of acts of the Purchaser or its Affiliates), and the Purchaser shall purchase from the Company, the Purchased Common Shares for an aggregate purchase price equal to $10,708,987 (the “Common Stock Purchase Price”) payable as set forth below in Section 2.02 (Transactions to Be Effected at the First Closing), and, at the Second Closing, the Company shall issue, sell and deliver to the Purchaser, free and clear of any liens (other than those arising out of acts of the Purchaser or its Affiliates), and the Purchaser shall purchase from the Company, the Purchased Preferred Shares for an aggregate purchase price equal to $22,227,669, (the “Preferred Stock Purchase Price”) payable as set forth below in Section 2.03 (Transaction to Be Effected at the Second Closing). The aggregate of the Common

Stock Purchase Price and the Preferred Stock Purchase Price equals $32,936,656, and shall be subject to decrease as set forth in Section 1.03 (Purchase Price Adjustment). The purchase and sale of the Purchased Shares is referred to herein as the “Acquisition.” The Acquisition, the acquisition of the Shenzhen Plant Assets as set forth in Section 1.02 below and the other transactions contemplated by this Agreement and the Ancillary Agreements are referred to herein as the “Transactions.”
     Section 1.02 Purchase and Sale of Shenzhen Plant Assets.
          (a) On the terms and subject to the conditions hereof, at the First Closing, immediately prior to the issuance of the Purchased Shares, the Company shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, free and clear of any Liens (except for Permitted Liens), to Purchaser, and Purchaser shall purchase, all right, title and interest of the Company in, to or under the following (collectively, the “Shenzhen Plant Assets”):
     (i) the lease on the approximately 123,784 square foot facility in NanYue, Shenzhen, Peoples Republic of China (PRC) (the “Facility”) for the manufacture of solar modules and other solar system products, including lease to the land described in Part 1.02(a)(i) of Exhibit B, which lease expires on December 31, 2010, but which has been extended by the Company for two months, ending February 28, 2011;
     (ii) all furniture, trade fixtures, equipment, computers, machinery, vehicles, apparatus, appliances, implements, signage, supplies and all other tangible personal property of every kind and description owned by the Company, including spare parts, for use in or relating to the Facility, as more fully set forth in Part 1.02(a)(ii) of Exhibit B;
     (iii) all chemicals and other production inputs located at the Facility or in transit to, or in storage for transit to, the Facility;
     (iv) all contracts, leases, licenses, indentures, agreements, commitments or other legally binding arrangements (“Contracts,” and each a “Contract”) related to (i) the use and operation of the Facility and (ii) the manufacturing of products at the Facility and (iii) the supply of products by the Facility (the “Assigned Facility Contracts”);
     (v) all the assets set forth in Part 1.02(a)(v) of Exhibit B;
     (vi) all domain names, telephone, telex and telephone facsimile numbers and other directory listings relating to the Facility;
     (vii) all Permits of the Company and the Company Subsidiaries relating to the operation of the Facility that can be transferred to Purchaser under Federal, state, local, foreign, international or multinational treaty, constitution, statute or other law (including common law), ordinance, rule or regulation (“Applicable Law”) with or without approval of the applicable Governmental Entity (collectively, the “Transferable Permits”); and
     (viii) all Documents that relate primarily to any of the foregoing items, provided that the Company may retain copies of such Documents.

          (b) Notwithstanding any provision in this Agreement to the contrary, Purchaser shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge any liability of the Company other than liabilities related to employee retention at the Facility that Purchaser has assumed (such Liabilities, collectively, the “Excluded Liabilities”).
          (c) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Facility Contract or Transferable Permit if an attempted assignment without the consent of a third party (including any Governmental Entity), which consent has not been obtained prior to the First Closing, would constitute a breach of any obligation, violation of any applicable law or regulation, or in any way adversely affect the of the Company or the eventual rights of Purchaser thereunder. If any such consent is not obtained prior to the First Closing, the Company and the Purchaser shall cooperate (at the Company’s expense) in any lawful and reasonable arrangement reasonably proposed by the Purchaser under which the Purchaser shall obtain the economic claims, rights and benefits under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to the Purchaser of any and all rights of the Company against the other party to such third-party agreement and (ii) the enforcement by the company of such rights.
          (d) With respect to Transferable Permits, Purchaser, on the one hand, and the Company, on the other hand, shall take all reasonable actions to provide or submit any notifications, forms, requests, applications or other reasonably necessary documents in order to notify, or obtain consents, approvals or waivers from any applicable Governmental Entities or other Person, necessary to facilitate the transfer of any Transferable Permits to Purchaser. If any Transferable Permit is not able to be so transferred on or before the First Closing, and Purchaser requires such Transferable Permit to conduct or operate the Facility, the Company shall use its reasonable best efforts and make every good faith attempt (and Purchaser shall reasonably cooperate with the Company) to obtain a substantially equivalent Permit, and the Company shall provide any consent from the Company reasonably necessary to authorize the use by Purchaser of such Permit.
          (e) The consideration for the sale and transfer of the Shenzhen Plant Assets shall consist of a cash payment by the Purchaser to Seller in the amount of $409,042 (the “Plant Purchase Price”).
          (f) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement shall be borne by the Company. The Company and the Purchaser shall cooperate in providing each other with any appropriate certificates, forms or other similar documentation as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file tax returns with respect to, such Taxes.
          (g) The Company and Purchaser shall allocate the Plant Purchase Price (and any other items that are treated as consideration for federal income tax purposes) among the

Shenzhen Plant Assets in accordance with Part 1.02(g) of Exhibit B. The parties shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the allocations set forth therein.
     Section 1.03 Purchase Price Adjustment.
          (a) Within 60 days after the First Closing Date, the Company shall prepare and deliver to Purchaser a statement (the “Statement”) setting forth Working Capital as of the close of business on December 31, 2010 (“Closing Working Capital”).
          (b) During the 30-day period following Purchaser’s receipt of the Statement, Purchaser and its independent auditors shall be permitted to review the working papers of the Company relating to the Statement. The Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Purchaser gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to the Company before such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by the Company in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Company and Purchaser on the earlier of (A) the date the Company and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 30-day period following the delivery of a Notice of Disagreement, the Company and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period the Company and its auditors shall have access to the working papers of Purchaser prepared in connection with the Notice of Disagreement. At the end of such 30-day period, the Company and Purchaser shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. The Accounting Firm shall be KPMG LLP or such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. The Company and Purchaser shall jointly request that the Accounting Firm render a decision resolving the matters submitted to the Accounting Firm within 30 days after such submission. The Accounting Firm shall have full authority to arbitrate all issues relating to purchase price adjustment pursuant to this Section 1.03. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 1.03 shall be borne by Purchaser and the Company in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time its determination is rendered on the merits of the matters submitted.
          (c) The Purchase Price shall be decreased by the amount by which Closing Working Capital is less than the Company’s Working Capital at September 30, 2010 (“Target Working Capital”) (the Common Stock Purchase Price as so decreased shall hereinafter be referred to as the “Adjusted Purchase Price”). In no event will the Common Stock Purchase Price be increased. If the Closing Date Amount is less than the Adjusted Purchase Price,

Purchaser shall, and if the Closing Date Amount is more than the Adjusted Purchase Price, the Company shall, within 10 Business Days after the Statement becomes final and binding on the parties, pay by wire transfer of immediately available funds the amount of such difference, together with interest thereon compounded daily at a rate equal to the rate of interest from time to time announced publicly by Citibank N.A. as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.
          (d) The term “Working Capital” means Current Assets minus Current Liabilities. The terms “Current Assets” and “Current Liabilities” mean the consolidated current assets and consolidated current liabilities, respectively, of the Company, calculated in accordance with United States generally accepted accounting principles as in effect on the date hereof (“GAAP”).
ARTICLE II
Closings
     Section 2.01 First Closing Date. The first closing of the Acquisition (the “First Closing”) shall take place at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, N.Y. 10019, at 10:00 a.m. on the later of (a) the second Business Day following the date on which each of the conditions set forth in Article VI is satisfied or waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the First Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) and (b) 60 days after the date hereof or such earlier date as the Purchaser may designate in writing. The date on which the First Closing occurs is referred to herein as the “First Closing Date.” The First Closing Date and the Second Closing Date are herein referred to as the “Closing Dates” and the First Closing and the Second Closing are herein referred to as the “Closings.”
     Section 2.02 Transactions to Be Effected at the First Closing. At the First Closing:
          (a) The Company shall deliver or cause to be delivered to the Purchaser:
     (i) certificates representing the Purchased, Common Shares registered in the name of the Purchaser;
     (ii) a “good standing” certificate for the Company and each Company Subsidiary, and a copy of the Certificate of Incorporation and all amendments thereto (or comparable document) of the Company and each Company Subsidiary, in each case certified by the Secretary of State of the jurisdiction of organization of such entity, each dated as of a date within five Business Days before the First Closing Date;
     (iii) a certificate of the secretary of the Company and each Company Subsidiary in form and substance reasonably acceptable to the Purchaser;
     (iv) each Ancillary Agreement to which it is a party;
     (v) designation of Xiaofeng Peng as the executive Chairman of the Company and Jack Lai as a member of the Company’s board of directors; and

     (vi) the other documents required to be delivered by it pursuant to Article VI (Conditions Precedent);
     (b) The Purchaser shall deliver to the Company:
     (i) payment, by wire transfer to a bank account designated in writing by the Company (such designation to be made at least two Business Days before the First Closing Date), of immediately available funds in an amount equal to (i) the sum of (A) the Common Stock Purchase Price and (B) the Shenzhen Plant Assets Purchase Price minus (ii) an estimate, prepared by the Company and reasonably acceptable to Purchaser, of any adjustment to the Common Stock Purchase Price under Section 1.04 (Purchase Price Adjustment) (the Common Stock Purchase Price minus such estimate is referred to herein as the “First Closing Date Amount”);
     (ii) each Ancillary Agreement to which it is a party; and
     (iii) the other documents required to be delivered by it pursuant to Article VI.
     Section 2.03 Second Closing Date. The second closing of the Acquisition (the “Second Closing”) shall take place at the offices of Sidley Austin LLP, 787 7th Avenue, New York, N.Y. 10019, at 10:00 a.m. on the later of (a) the second Business Day following the date on which each of the conditions set forth in Article VI A is satisfied or waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Second Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) and (b) 60 days after the date hereof or such earlier date as the Purchaser may designate in writing. The date on which the Second Closing occurs is referred to herein as the “Second Closing Date.”
     Section 2.04 Transactions to Be Effected at the Second Closing. At the Second Closing:
          (a) The Company shall deliver or cause to be delivered to Purchaser:
     (i) Certificates representing the Purchased Preferred Shares registered in the name of the Purchaser;
     (ii) a certificate of the secretary of the Company and each Company Subsidiary in form and substance acceptable to the Purchaser;
     (iii) the other documents required to be delivered by it pursuant to Article VI A.
     (b) The Purchaser shall deliver to the Company:
     (i) Payment, by wire transfer to a bank account designated in writing by the Company (such designation to be made at least two Business Days before the Second Closing Date), of immediately available funds in an amount equal to the Preferred Stock Purchase Price.

ARTICLE III
Representations and Warranties
Relating to the Company
     Except as set forth in the Schedules, the Company represents and warrants to the Purchaser, as of the date hereof and as of the First Closing Date and Second Closing Date, as follows:
     Section 3.01 Organization, Standing and Power; Books and Records. (a) Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, which jurisdiction is set forth in Schedule 3.01(a). Each of the Company and the Company Subsidiaries has full entity power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. A true and complete list of the jurisdictions in which the Company and the Company Subsidiaries are so qualified is set forth in Schedule 3.01(a).
          (b) The Company has delivered to the Purchaser true and complete copies of the certificate of incorporation and by-laws (or comparable documents), each as amended to date, of the Company and each Company Subsidiary. The minute books of the Company and each Company Subsidiary, all of which have been made available to the Purchaser before the date hereof, will be in the possession of the Company or the applicable Company Subsidiary.
     Section 3.02 Capital Stock of the Company and the Company Subsidiaries. (a) The aggregate number of shares and type of all authorized, issued and outstanding classes of capital stock, options and other securities of the Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company) is set forth in Schedule 3.02(a). Except as set forth on
Schedule 3.02(a), there are no shares of capital stock or other securities of the Company issued, reserved for issuance or outstanding. Schedule 3.02(a) also sets forth for each Company Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock, and there are no other shares of capital stock or other equity securities of any Company Subsidiary issued, reserved for issuance or outstanding. All of the outstanding equity securities and other securities of each Company Subsidiary are owned of record and beneficially by the Company or one or more Company Subsidiaries, free and clear of all Liens. Except as contemplated in this Agreement, no legend or other reference to any purported Lien appears upon any certificate representing the Shares or any equity securities or other securities of any Company Subsidiary. The Purchased Shares are duly authorized and (when issued and paid for in accordance with the terms and conditions herein) will be, the Conversion Shares are duly authorized and (when issued in accordance with the terms of the Purchased Preferred Shares will be, and all the outstanding shares of capital stock of the Company and each Company Subsidiary are duly authorized and are, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Applicable Law, the certificate of incorporation or by-laws (or comparable documents) of the Company or any Company Subsidiary or any Contract to which the Company or any Company Subsidiary is a party or otherwise bound. There are not any bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of common stock the Company may vote (“Voting Company Debt”). Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares of capital stock of the Company (collectively, “Rights”). There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock, membership interests, partnership interests, joint venture interests or other equity interests of the Company or any Company Subsidiary.
          (b) Schedule 3.02(b) sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other equity interests in any Person (other than a Company Subsidiary) owned, directly or indirectly, by the Company or any Company Subsidiary.
          (c) To the Knowledge of the Company, except as disclosed in the SEC Reports and any schedules filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 (the “Exchange Act”) by reporting persons or in Schedule 3.02(c) hereto, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the outstanding Common Stock.
          (d) Except as set forth in Schedule 3.02(d), the Company and each Company Subsidiary have the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities or ownership interest of the Company Subsidiaries as owned by the Company or such Company Subsidiary.
     Section 3.03 Authority; Execution and Delivery; Enforceability. Except as set forth on Schedule 3.03, the Company has full power and authority to execute and deliver this

Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Transactions, and no action is required to be taken or approval given by the Company’s stockholders in order for the Transactions to be validly consummated under any Applicable Law or the rules of any securities exchange or trading system on which the Company’s securities are traded or listed for trading. The execution and delivery by the Company hereof and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by the Company of the Transactions have been duly authorized by all necessary action, corporate and otherwise. The Company has duly executed and delivered this Agreement and at or before the First Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the First Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Applicable Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any government or any arbitrator, tribunal or court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality (in each case whether Federal, state, local, foreign, international or multinational) (a “Governmental Entity”) before which any Proceeding seeking enforcement may be brought.
     Section 3.04 No Conflicts; Consents. The execution and delivery by the Company hereof do not, the execution and delivery by the Company of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by the Company with the terms hereof and thereof will not contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the certificate of incorporation or by-laws (or comparable documents) of the Company or any Company Subsidiary, (ii) any Contract or Benefit Plan to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by, or any consent agreement, memorandum of understanding or other Contract with, any Governmental Entity (in each case whether temporary, preliminary or permanent) (“Judgment”), Permit or Applicable Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No consent, approval, waiver, license, permit, franchise, authorization or Judgment (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance hereof or any Ancillary Agreement or the consummation of the Transactions or the ownership by the Purchaser of the Shares following the Closings, other than (A) compliance with and Filings under Section 13(a) and Section 14(f) of the Exchange Act, (B) those that may be required solely by reason of the Purchaser’s (as opposed to any other third party’s) participation in the

Transactions, and (C) those which if not obtained or made will not reasonably be expected to have a Company Material Adverse Effect.
     Section 3.05 Financial Statements. (a) The consolidated financial statements of the Company included in the SEC Reports, including the notes thereto and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto (the “Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements: (i) have been prepared from the books and records of the Company and the Company Subsidiaries in accordance with GAAP consistently applied during the periods covered thereby (except as otherwise disclosed therein); (ii) are complete and correct in all material respects; and (iii) fairly present the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company (on a consolidated basis) as of the respective dates of and for the periods referred to in the Financial Statements, all in accordance with GAAP, subject, in the case of interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the most recent year-end Financial Statements). The interim Financial Statements have been reviewed by the Company’s accountants in accordance with Statement of Auditing Standards No. 100. The books and records of the Company and the Company Subsidiaries, all of which have been made available to the Purchaser before the date hereof, are true and complete, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described. No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.
          (b) The Company and the Company Subsidiaries do not have any material liabilities or obligations (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) of a nature required by GAAP to be reflected on a consolidated balance sheet of the Company or in the notes thereto, except (i) as disclosed, reflected or reserved against in the balance sheet included in the most recent quarterly report on Form 10-Q filed by the Company prior to the date hereof (the “Interim Balance Sheet”) or the notes thereto and (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of such Audited and/or Interim Balance Sheet and not in violation hereof.
          (c) The Company and the Company Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (d) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 of the General Rules and Regulations under the Exchange Act) that comply with the requirements of the Exchange Act. Such disclosure controls and procedures have been designed to ensure that information required to be disclosed by the Company and the Company Subsidiaries is accumulated and communicated to the Company’s management. The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company (including all means of access thereto and therefrom). The Company (x) has implemented and maintains disclosure controls and procedures to ensure that material information relating to the Company and the Company Subsidiaries is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (y) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee, true and complete copies of which have been made available to the Purchaser before the date hereof.
     Section 3.06 Absence of Changes or Events. Since the date of the Interim Balance Sheet, there has not occurred any event and no circumstances exist that constitute or would reasonably be expected to result in a Company Material Adverse Effect. Since the date of the Interim Balance Sheet, the business of the Company and the Company Subsidiaries has been conducted in the Ordinary Course of Business. Except as set forth on Schedule 3.06, since the date of the Interim Balance Sheet to the date hereof, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of Section 5.01.
     Section 3.07 Assets Other than Real Property Interests. The Company or a Company Subsidiary has good and valid title to all the assets reflected on the Interim Balance Sheet or thereafter acquired, other than assets disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet and not in violation hereof, in each case free and clear of all Liens other than Permitted Liens. Schedule 3.07 sets forth a brief description of each item of equipment or other personal property of the Company and the Company Subsidiaries with an original cost in excess of $500,000, indicating, in each case, the purchase price thereof, the year of purchase and the accumulated book depreciation through the date of the Interim Balance Sheet. Each item set forth or required to be set forth in Schedule 3.07 is adequate for the uses to which it is being put, is in good working order (ordinary wear and tear excepted), is free from any material defect and has been maintained in all material respects in accordance with the past practice of the Company and the Company Subsidiaries and generally accepted industry practice, and no repairs, replacements or regularly scheduled maintenance relating to any such item has been deferred. All leased equipment and other personal property of the Company and the Company Subsidiaries is in all material respects in the condition required of such property by the terms of the lease applicable thereto. The buildings, plants and structures of the Company and the Company Subsidiaries are structurally sound, are in good condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants or structures are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets of the Company and the Company Subsidiaries are sufficient for the continued conduct of the business of the Company and the Company Subsidiaries in substantially the same manner as conducted before the date hereof.
     Section 3.08 Real Property. (a) Neither the Company nor any Company Subsidiary own any Real Property. Schedule 3.08(a) sets forth a complete list of all real property and interests in real property leased by the Company or any Company Subsidiary (individually, a “Leased Property”) and identifies any material base leases or operating Contracts relating thereto. The Company or a Company Subsidiary has good and valid title to the leasehold estates in all Leased Property, in each case free and clear of all Liens other than Permitted Liens.
          (b) There (i) is adequate access between each Leased Property and public roads, and there are no pending or threatened Proceedings that could have the effect of impairing or restricting such access, (ii) are sufficient parking spaces on each Leased Property to comply with all applicable provisions of any Contracts to which such Leased Property is subject, local zoning requirements and all other Applicable Laws, (iii) to the Company’s knowledge, there are no material defects in the roof, foundation, sprinkler mains, structural, mechanical and HVAC systems and masonry walls in any of the improvements upon each Leased Property, no significant repairs thereof are required, and all periodic maintenance has been done and is being done consistent with first class maintenance standards for real property of similar size and age in the vicinity of such Leased Property, except in all such cases for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (c) To the Company’s knowledge, the occupancies and uses of the Leased Properties, comply with all Applicable Laws and are not in violation of any thereof; and all certificate(s) of occupancy and all other Permits required by Applicable Law for the proper use and operation of the Leased Properties are in full force and effect. Since January 1, 2009, none of the Company and the Company Subsidiaries have received notice of, and do not otherwise have Knowledge of, any violations, Proceedings or Judgments relating to zoning, building use and occupancy, traffic, fire, health, sanitation, air pollution, ecological, environmental or other Applicable Law, against or with respect to the Leased Properties.
     Section 3.09 Intellectual Property. (a) Schedule 3.09(a) sets forth a true and complete list of all Intellectual Property, owned, used, filed by or licensed to the Company or any Company Subsidiary, other than unregistered designs and copyrights that, individually or in the aggregate, are not material to the conduct of the business of the Company and the Company Subsidiaries as presently conducted. The Intellectual Property set forth or required to be set forth on Schedule 3.09(a) is referred to herein as the “Company Intellectual Property.” With respect to all Company Intellectual Property that is registered or subject to an application for registration, Schedule 3.09(a) sets forth a list of all jurisdictions in which such Company Intellectual Property is registered or in which registrations have been applied for and all registration and application numbers. All Company Intellectual Property has been duly registered in, filed in or issued by the appropriate Governmental Entity where such registration, filing or issuance is necessary or appropriate for the conduct of the business of the Company and the Company Subsidiaries as presently conducted. The Company or a Company Subsidiary is the sole and exclusive owner of, and the Company and the Company Subsidiaries have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other Person, all Company Intellectual Property and the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions do not and will not contravene, conflict with, alter or impair any such rights. Since January 1, 2009, none of the Company and the Company Subsidiaries have received any communication from any Person asserting any ownership interest in any Company Intellectual Property.
     (b) None of the Company and the Company Subsidiaries have granted any license of any kind relating to any Technology or the Company Intellectual Property or the marketing or distribution thereof, except nonexclusive licenses to end-users in the Ordinary Course of Business. None of the Company and the Company Subsidiaries are bound by or a party to any option, license or similar Contract relating to the Intellectual Property of any other Person for the use of such Intellectual Property in the conduct of the business of the Company and the Company Subsidiaries, except for so called “shrink-wrap” license agreements relating to computer software licensed to the Company or a Company Subsidiary in the Ordinary Course of Business. The conduct of the business of the Company and the Company Subsidiaries as presently conducted does not violate, conflict with or infringe the Intellectual Property of any other Person. No claims are pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary by any Person with respect to the ownership, validity, enforceability, effectiveness or use in the business of the Company and the Company Subsidiaries of any Intellectual Property. Since January 1, 2009, none of the Company and the Company Subsidiaries have received any communication alleging that the Company or any Company Subsidiary violated any rights relating to Intellectual Property of any Person.
     (c) All material Technology has been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance. All former and current members of management and key personnel of the Company and the Company Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of material Technology (collectively, “Personnel”), have executed and delivered to the Company a proprietary information agreement restricting such Person’s right to disclose proprietary information of the Company and the Company Subsidiaries. All former and current Personnel either (i) have been party to a written “work-for-hire” Contract with the Company or a Company Subsidiary that, in accordance with all Applicable Laws, has accorded the Company or such Company Subsidiary full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (ii) have executed appropriate instruments of assignment in favor of the Company or such Company Subsidiary as assignee that have conveyed to the Company or such Company Subsidiary full, effective and exclusive ownership of all tangible and intangible property thereby arising. No former or current Personnel have any claim against the Company or any Company Subsidiary in connection with such Person’s involvement in the conception and development of any Technology and no such claim has been asserted or, to the Knowledge of the Company, threatened. None of the current officers and employees of the Company and the Company Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or any Company Subsidiary in the furtherance of the business of the Company and the Company

Subsidiaries, which patents or applications have not been assigned to the Company or a Company Subsidiary with such assignment duly recorded in the United States Patent and Trademark Office.
     Section 3.10 Inventory. Each item of inventory of the Company and the Company Subsidiaries, whether reflected on the Interim Balance Sheet or subsequently acquired, (a) is free of any material defect or deficiency, (b) is in good, usable and currently marketable condition consistent with past practice in the Ordinary Course of Business of the Company and the Company Subsidiaries (subject, in the case of raw materials and work-in-process, to the completion of the production process), and (c) is properly reflected in the books and records of the Company at the lesser of cost and fair market value, with adequate obsolescence reserves, all as determined in accordance with GAAP. Since the date of the Interim Balance Sheet, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory of the Company and the Company Subsidiaries except for write-downs and reserves in the Ordinary Course of Business.
     Section 3.11 Receivables. All the accounts receivable of the Company and the Company Subsidiaries that are reflected on the Interim Balance Sheet or on the accounting records of the Company or any Company Subsidiary as of the First Closing Date (a) represent actual indebtedness incurred by the applicable account debtors and (b) have arisen from bona fide transactions in the Ordinary Course of Business. Except as disclosed in Schedule 3.11, to the Knowledge of the Company, all such accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Interim Balance Sheet. Since the date of the Interim Balance Sheet, there have not been any write-offs as uncollectible of any customer accounts receivable of the Company and the Company Subsidiaries, except for write-offs in the Ordinary Course of Business.
     Section 3.12 Contracts. (a) Schedule 3.12(a) sets forth a true and complete list of each of the following Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):
     (i) employment Contract that has an aggregate future liability in excess of $100,000 and is not terminable by the Company or a Company Subsidiary by notice of not more than 60 days for a cost of less than $50,000;
     (ii) collective bargaining agreement or other Contract with any labor organization, union or association;
     (iii) Contract or covenant not to compete or other Contract restricting the development, manufacture, marketing or distribution of the products and services of the Company or any Company Subsidiary;
     (iv) Contract with any current or former officer, director or employee of the Company, a Company Subsidiary;
     (v) lease, sublease or similar Contract with any Person (other than the Company or a Company Subsidiary) under which the Company or a Company Subsidiary is a lessor or sublessor of, or makes available for use to any Person (other than the Company or a Company Subsidiary), (A) any Leased Property or (B) any portion of any premises otherwise occupied by the Company or a Company Subsidiary;
     (vi) lease, sublease or similar Contract with any Person (other than the Company or a Company Subsidiary) under which (A) the Company or a Company Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Company or a Company Subsidiary is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company or a Company Subsidiary, in any such case that has an aggregate future liability or receivable, as the case may be, in excess of $25,000 and is not terminable by the Company or a Company Subsidiary by notice of not more than 60 days for a cost of less than $10,000;
     (vii) (A) continuing Contract for the future purchase of materials, supplies or equipment (other than purchase Contracts and orders for inventory in the Ordinary Course of Business), (B) management, service, consulting or other similar Contract or (C) advertising Contract, in any such case that has an aggregate future liability to any Person (other than the Company or a Company Subsidiary) in excess of $100,000 and is not terminable by the Company or a Company Subsidiary by notice of not more than 60 days for a cost of less than $25,000;
     (viii) license, sublicense, option or other agreement relating in whole or in part to the Company Intellectual Property (including any license or other agreement under which the Company or a Company Subsidiary is licensee or licensor of any Intellectual Property) or to any material Technology;
     (ix) Contract under which the Company or a Company Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than the Company or a Company Subsidiary) or any other note, bond, debenture or other evidence of Indebtedness of the Company or a Company Subsidiary (other than in favor of the Company or a Company Subsidiary), in any such case that, individually, is in excess of $25,000;
     (x) Contract (including any so called take-or-pay or keepwell agreements) under which (A) any Person including the Company or a Company Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of the Company or a Company Subsidiary or (B) the Company or a Company Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including the Company or another Company Subsidiary (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);
     (xi) Contract under which the Company or a Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or a Company Subsidiary and other than extensions of trade credit in the Ordinary Course of Business);

     (xii) Contract granting a Lien upon any Leased Property or any other material asset;
     (xiii) Contract providing for indemnification by the Company or any Company Subsidiary of any Person with respect to liabilities relating to any current or former business of the Company, a Company Subsidiary or any predecessor Person, and for which the maximum obligation thereunder could reasonably be expected to exceed $20,000;
     (xiv) a power of attorney (other than a power of attorney given in the Ordinary Course of Business with respect to routine tax matters, SEC filings pursuant to Section 16 and other non-material matters);
     (xv) a Contract not made in the Ordinary Course of Business;
     (xvi) a Contract (including a purchase order) involving payment by the Company or a Company Subsidiary of more than $100,000 or extending for a term more than 180 days from the date hereof (unless terminable without payment or penalty upon no more than 60 days’ notice);
     (xvii) a Contract (including a sales order) involving the obligation of the Company or a Company Subsidiary to deliver products or services for payment of more than $50,000 or extending for a term more than 180 days from the date hereof (unless terminable without payment or penalty upon no more than 60 days’ notice);
     (xviii) a Contract for the sale of any material asset of the Company or a Company Subsidiary (other than inventory sales in the Ordinary Course of Business) or the grant of any preferential rights to purchase any such asset or requiring the Consent of any party to the transfer thereof;
     (xix) a Contract with or license or Permit by or from any Governmental Entity;
     (xx) a currency exchange, interest rate exchange, commodity exchange or similar Contract;
     (xxi) a Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of profits, losses, costs, or liabilities by the Company or any Company Subsidiary with any other Person;
     (xxii) a Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving the payment or receipt over the life of such Contract in excess of $25,000 by the Company or a Company Subsidiary;
     (xxiii) other Contract that has an aggregate future liability to any Person in excess of $100,000 and is not terminable by the Company or a Company Subsidiary by notice of not more than 60 days for a cost of less than $25,000; or

     (xxiv) a Contract other than as set forth above that is material to the business of the Company and the Company Subsidiaries or the use or operation of their assets.
          (b) All Contracts set forth or required to be set forth in Schedule 3.12(a) (the “Company Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Company Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company or the applicable Company Subsidiary has performed all obligations required to be performed by it under the Company Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any respect thereunder and, to the Knowledge of the Company, no other party to any Company Contract is (with or without notice or lapse of time, or both) in breach or default in any respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company and the Company Subsidiaries has received notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Company Contract unless the foregoing have not had and would not reasonably be expected to have a Company Material Adverse Effect. No circumstances exist and, since January 1, 2009, no event has occurred that (with or without notice or lapse of time, or both) would contravene, conflict with, or result in a violation or breach of, or give the Company or any Company Subsidiary or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Contract. None of the Company and the Company Subsidiaries has received any notice of the intention of any party to terminate any Company Contract. True and complete copies of all the Company Contracts, together with all amendments, supplements and modifications thereto, have been delivered to the Purchaser before the date hereof. No officer, director, agent, employee, consultant, or contractor of the Company or any Company Subsidiary is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity or practice relating to the business of the Company or any Company Subsidiary or (B) assign to the Company or any Company Subsidiary or to any other Person any rights to any invention, improvement or discovery. As of the date hereof, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company or any Company Subsidiary under current or completed Company Contracts with any Person and no such Person has made demand for such renegotiation. The Company Contracts relating to the sale, design, manufacture or provision of products or services by the Company or any Company Subsidiary have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Applicable Law.
     Section 3.13 Permits. (a) Schedule 3.13(a) sets forth all material certificates, licenses, permits, authorizations and approvals (“Permits”) issued or granted to the Company or a Company Subsidiary. All Permits set forth or required to be set forth in Schedule 3.13(a) are validly held by the Company or a Company Subsidiary, and the Company or the applicable Company Subsidiary is in compliance, and since January 1, 2009 has complied, in all material respects with all terms and conditions thereof. Since January 1, 2009, none of the Company and the Company Subsidiaries has received notice of any Proceeding relating to (i) any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Permit or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination, nonrenewal or modification of any such Permit the loss of which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. No event has occurred since January 1, 2009 and no circumstance exists that (with or without notice or lapse of time, or both) (i) constitute or would reasonably be expected to result, directly or indirectly, in a violation of, or a failure to comply with, any material term or requirement of any such Permit or (ii) would reasonably be expected to result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation, termination, nonrenewal or modification of any such Permit. All applications required to have been filed for the renewal of each such Permit have been duly filed on a timely basis with the appropriate Governmental Entity, and all other Filings required to have been made with respect to each such Permit have been duly made on a timely basis with the appropriate Governmental Entity. None of such Permits will be subject to revocation, withdrawal, suspension, termination, nonrenewal or modification as a result of the execution and delivery hereof or any Ancillary Agreement or the consummation of the Transactions.
          (b) The Company and the Company Subsidiaries possess or have applied for all Permits to own or hold under lease and operate their respective assets and to conduct the business of the Company and the Company Subsidiaries as currently conducted, other than such Permits the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
     Section 3.14 Insurance. Schedule 3.14 sets forth a true and complete list of the insurance policies maintained with respect to the Company and the Company Subsidiaries, their respective assets and properties, or their directors, officers or employees. True and complete copies of all such insurance policies and all related applications, together with all modifications and amendments thereto, have been delivered to the Purchaser before the date hereof. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the First Closing Date), and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms before the date of such cancellation. The Company and the Company Subsidiaries have performed in all material respects their respective obligations under each policy to which the Company or any Company Subsidiary is a party or that provides coverage to the Company or any Company Subsidiary or any director, officer or employee thereof. Schedule 3.14 describes: (i) any self-insurance arrangement by or affecting the Company or any Company Subsidiary, including any reserves established thereunder; (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company or any Company Subsidiary; and (iii) all obligations of the Company or any Company Subsidiary to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided. Schedule 3.14 sets forth, by year, for the current policy year and each of the three preceding policy years: (i) a summary of the loss experience under each policy referred to above; (ii) a statement describing each claim under an insurance policy for an amount in excess of $50,000, which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance and period of coverage; and (C) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims. All insurance policies to which the Company or any Company Subsidiary is a party or that provide coverage to the Company or any Company Subsidiary, or any director, officer or employee of the Company or any Company Subsidiary: (i) are issued by an insurer that is financially sound and reputable; (ii) taken together, provide adequate insurance coverage for the assets and the operations of the Company and the Company Subsidiaries for all risks normally insured against by a Person carrying on the same business or businesses as the Company and the Company Subsidiaries; (iii) are sufficient for compliance with all Applicable Law and Contracts to which the Company or any Company Subsidiary is a party or by which any of them is bound; (iv) will continue in full force and effect following the Closings; and (v) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any Company Subsidiary. The Company and the Company Subsidiaries have given notice to the insurer of all material claims that have arisen since January 1, 2009 and may be insured thereby.
     Section 3.15 Taxes. (a) (i) The Company and each Company Subsidiary, and any Affiliated Group of which the Company or any Company Subsidiary is or has been a member, has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax Returns required to be filed by the Code or by applicable state, local or foreign Tax laws and such Tax Returns are true, complete and accurate in all material respects, (ii) all Taxes shown as due and payable on such Tax Returns, and all other Taxes for which the Company or any Company Subsidiary is or might otherwise be liable have been timely paid in full or will be timely paid in full by the due date thereof and the most recent Financial Statements for the Company reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such Financial Statements, (iii) there are no liens for Taxes with respect to any of the assets or properties of the Company or any Company Subsidiary, and (iv) the Company and Company Subsidiaries have disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial underpayment of federal income tax within the meaning of Section 6662 of the Code.
          (b) (i) There is no action, suit, investigation, inquiry, audit, claim or assessment outstanding, pending or proposed or threatened with respect to Taxes of the Company, and Company Subsidiary or any Affiliated Group of which the Company or any Company Subsidiary is or has been a member and (ii) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary has never paid Taxes or filed Tax Returns, asserting Company or such Company Subsidiary is or may be subject to Taxes assessed by or otherwise imposed by such jurisdiction.
          (c) Each deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid. No material issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period. The relevant statute of limitations is closed with respect to the federal, foreign and material state and local Tax Returns of the Company, each

Company Subsidiary and any Affiliated Group of which the Company or any Company Subsidiary has ever been a part for all years through December 31, 2004. The Company has made available to the Purchaser before the date hereof documents setting forth the dates of the most recent audits or examinations of the Company, any Company Subsidiary or any Affiliated Group of which the Company or any Company Subsidiary has ever been a member by any Taxing Authority in respect of Federal, foreign and material state and local Taxes for all taxable periods for which the statute of limitations has not yet expired.
          (d) Neither the Company nor any Company Subsidiary is party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Taxing Authority).
          (e) Neither the Company nor any Company Subsidiary shall be required to include in a taxable period ending after the First Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 381 of the Code or any comparable provision of state, local, or foreign Tax law, or for any other reason.
          (f) (i) No property of the Company or any Company Subsidiary is “tax exempt use property” within the meaning of Section 168(h) of the Code, (ii) neither the Company nor any Company Subsidiary is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 and (iii) none of the assets of the Company or any Company Subsidiary is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.
          (g) (i) There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any material Tax returns required to be filed with respect to the Company or any Company Subsidiary, (ii) neither the Company nor any Company Subsidiary, nor any Affiliated Group of which the Company or any Company Subsidiary is or has been a member, has requested any extension of time within which to file any material Tax return, which return has not yet been filed, and (iii) no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company or any Company Subsidiary.
          (h) The Company and the Company Subsidiaries have complied in all respects with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by Applicable Law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under Applicable Laws.
          (i) The Company has delivered or made available to the Purchaser for inspection before the date hereof (i) true and complete copies of all income, franchise and other material Tax Returns of the Company, each Company Subsidiary and any affiliated groups of which the Company or any Company Subsidiary is or has ever been a part (but, in the case of any such affiliated group, only the portions of such Tax Returns relating to the Company or any Company Subsidiary) relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) true and complete copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of the Company or any Company Subsidiary, or, to the extent related to the income, business, assets, operations, activities or status of the Company or any Company Subsidiary, submitted by, received by or agreed to by or on behalf of any affiliated group of which the Company or any Company Subsidiary is or has ever been a part, and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.
          (j) Schedule 3.15(j) sets forth (i) each jurisdiction in which the Company or any Company Subsidiary joins or has joined for any taxable period ending after 2004 in the filing of any consolidated, combined or unitary Tax Return and (ii) the common parent corporation and the other individual members of the consolidated, combined or unitary group filing such Tax Return.
          (k) Schedule 3.15(k) sets forth each state, county, local, municipal or foreign jurisdiction in which the Company or any Company Subsidiary files, is required to file or has been required to file a Tax Return relating to state and local income, franchise, license, excise, net worth, property or sales and use Taxes or is or has been liable for any Taxes on a “nexus” basis at any time for taxable periods ending after 2004.
          (l) Schedule 3.15(l) sets forth the following information with respect to the Company and the Company Subsidiaries as of the most recent practicable date, (i) the basis of the Company and each Company Subsidiary in their respective material assets (including any intangible assets), (ii) the Company’s basis in the stock of the Company Subsidiaries (or the amount of any excess loss account), (iii) the amount of any net operating losses, net capital losses, unused investment or other credits, unused foreign Tax, or excess charitable contributions of the Company or the Company Subsidiaries and (iv) the amount of any deferred gain or loss allocable to the Company or the Company Subsidiaries arising out of any deferred intercompany transaction.
          (m) The Company is not, and has not been, a real property holding company within the meaning of Section 897 of the Code.
          (n) Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign tax law), and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign tax law).
          (o) Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
          (p) As a result of a change in accounting method for a taxable period beginning on or before the First Closing Date, neither the Company nor any Company Subsidiary will be required to include any adjustment under Section 481(c) of the Code (or any corresponding provision of any other Applicable Law) in taxable income for any taxable period ending after the First Closing Date.
          (q) Neither the Company nor any Company Subsidiary has been a member of any Affiliated Group other than each Affiliated Group of which it is a member as of the date hereof, and neither the Company nor any Company Subsidiary has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity other than the Company Subsidiaries.
          (r) Neither the Company nor any Company Subsidiary has participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1).
          (s) No Tax asset of the Company or any Company Subsidiary is, prior to the First Closing Date, subject to a limitation under Section 382 or Section 383 of the Code.
          (t) No transaction contemplated by this Agreement is subject to withholding and no stock transfer taxes, sales taxes, use taxes, real estate transfer or gains taxes, or other similar taxes will be imposed on the transactions contemplated by this Agreement.
     Section 3.16 Proceedings. Schedule 3.16 sets forth a list of each pending or, to the Knowledge of the Company, threatened Proceeding or claim with respect to which the Company or any Company Subsidiary has been contacted by counsel for the plaintiff or claimant against or affecting the Company or any Company Subsidiary or any of their assets or businesses and that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Proceedings or claims set forth or required to be set forth in Schedule 3.16 as to which there is at least a reasonable possibility of adverse determination would have, if so determined, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no unasserted claims of the type that would be required to be disclosed in Schedule 3.16 if counsel for the claimant had contacted the Company that are considered probable of assertion and that if asserted would have at least a reasonable possibility of an adverse determination. To the Knowledge of the Company, neither the Company nor any Company Subsidiary is a party or subject to or in default under any Judgment, other than such Judgments that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no officer, director, agent or employee of the Company or any Company Subsidiary is subject to any Judgment that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company or any Company Subsidiary. There is not any Proceeding or claim by the Company or any Company Subsidiary pending, or that the Company or any Company Subsidiary intends to initiate, against any other Person. To the Knowledge of the Company, there is no pending or threatened investigation of or affecting the Company or any Company Subsidiary.
     Section 3.17 Compliance with Applicable Laws; Environmental Matters; FCPA Matters. (a) (i) The Company and the Company Subsidiaries are and at all times since January 1, 2007 have been in compliance in all material respects with all Applicable Laws, including those relating to occupational health and safety, and all Judgments applicable to the Company, any Company Subsidiary or any assets owned or used by any of them, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and (ii) no circumstances exist and since January 1, 2004 no event has occurred that (with or without notice or lapse of time, or both) would constitute or result in a violation by the Company or any Company Subsidiary of, or a failure on the part of the Company or any Company Subsidiary to comply in all material respects with, any Applicable Law, or any Judgment applicable to the Company, any Company Subsidiary or any assets owned or used by any of them, or would give rise to any obligation on the part of the Company or any Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Company and the Company Subsidiaries has received any communication since January 1, 2009 from any Person seeking any Judgment or that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any Applicable Law or any Judgment. To the Knowledge of the Company, the current use by the Company and the Company Subsidiaries of the plants, offices and other facilities located on the Leased Properties does not violate any local zoning or similar land use or government regulations in any material respect. Schedule 3.17(a) sets forth a true and complete list of all Judgments applicable to the Company, any Company Subsidiary or any assets owned or used by any of them. The Company has made available for inspection by the Purchaser before the date hereof all Filings made by the Company or any Company Subsidiary with any Governmental Entity since January 1, 2009. All such Filings were timely filed and were in compliance in all material respects with Applicable Laws when filed. No material deficiencies have been asserted by any such Governmental Entity with respect to such Filings that have not been cured or satisfied.
          (b) The Company has provided the Purchaser with certain environmental reports relating to the facilities and operations of the Company and the Company Subsidiaries, which reports are identified in Schedule 3.17(b) (the “Environmental Reports”). Except as set forth in the Environmental Reports, (i) since January 1, 2009, none of the Company and the Company Subsidiaries has received any written communication from any Person that alleges that the Company or any Company Subsidiary is not in compliance in all material respects with any Environmental Law or subject to liability under any Environmental Law, (ii) the Company and the Company Subsidiaries hold, and are in compliance in all material respects with, all Permits required for the Company and the Company Subsidiaries to conduct their respective businesses under Environmental Laws, and are in compliance with all Environmental Laws, except for any instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (iii) to the Knowledge of the Company, there are no environmental reports, other than the Environmental Reports, that disclose environmental liabilities that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, (iv) the Company and the Company Subsidiaries have not entered into or agreed to any Judgment and are not subject to any

Judgment relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Material, (v) neither the Company nor any Company Subsidiary has any contingent liabilities including any assumed, whether by contract or operation of law, liabilities or obligations, in connection with any Hazardous Materials or arising under any Environmental Laws in connection with its business or any formerly owned divisions, Subsidiaries, or companies, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect, (vi) to the Knowledge of the Company, there are no asbestos-containing materials or vessels containing polychlorinated biphenyls on, at or under any Leased Property, (vii) neither the Company nor any Company Subsidiary has ever owned, leased or operated any real property other than the Leased Properties, (viii) neither the Company nor any Company Subsidiary has disposed of, or arranged for the disposal of, Hazardous Materials at any onsite or offsite location and (ix) to the Knowledge of the Company, since January 1, 2009, there have been no Releases of Hazardous Materials on, at or under any of the Leased Properties or any other property or facility formerly owned, leased or operated by the Company, any Company Subsidiary or any of their respective predecessors.
          (c) Since January 1, 2009, neither the Company nor any Company Subsidiary, nor any of their directors, officers, agents or employees, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained or (iv) in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other Applicable Law, including, without limitation, taking any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gift or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or to any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA; and the Company, the Company Subsidiaries and their Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure continued compliance therewith.
     Section 3.18 Employee Benefits; ERISA. (a) Schedule 3.18(a) contains a list and brief description of each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Pension Plan”), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (a “Welfare Plan”), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company, any Company Subsidiary or any ERISA Affiliate for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company or any Company Subsidiary (all the foregoing being herein called “Benefit Plans”). The Company has delivered to Purchaser true and complete copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, a description thereof), (ii) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by Applicable Law), (iii) the most recent summary plan description (or similar document) for each

Benefit Plan for which such a summary plan description is required by Applicable Law or was otherwise provided to plan participants or beneficiaries and (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Benefit Plan. To the Knowledge of the Company, each such Form 5500 and each such summary plan description (or similar document) was as of its date and is true, complete and correct in all material respects.
          (b) Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company, the Company Subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, all other Applicable Laws and the terms of all applicable collective bargaining agreements and similar Contracts. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed and, to the Knowledge of the Company, all reports, returns and similar documents actually filed or distributed were true, complete and correct in all material respects. There are no investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Plans) or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that could give rise to any material liability, and there are not any facts or circumstances that could give rise to any material liability in the event of any such investigation, claim or proceeding.
          (c) None of the Company, any Company Subsidiary, any ERISA Affiliate, or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any material liability, directly or indirectly with respect to (A) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code that covers or has covered any employee of the Company or any ERISA Affiliate; or (B) any plan or arrangement that provides for post-employment medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA or otherwise as required by law).
          (d) All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans, any applicable collective bargaining agreement or any provision of ERISA or the Code have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the First Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected in the financial statements of the Company.
          (e) Each Company Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan and related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the Knowledge of the Company, revocation has not been threatened; no event has occurred and no circumstances exist that would adversely affect the tax-qualification of such Company Pension Plan; and such Company Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification or materially increase its cost. The Company has delivered to Purchaser a true and complete copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a true and complete copy of any pending application for a determination letter. The Company has also provided to Purchaser a list of all Company Pension Plan amendments as to which a favorable determination letter has not yet been received.
          (f) (i) No non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; (ii) no non-exempt prohibited transaction has occurred that could subject the Company, any Company Subsidiary, any of their employees, or, to the Knowledge of the Company, a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to any material tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; (iii) no Company Pension Plan is reasonably expected to be terminated; and (iv) none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Benefit Plan or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject the Company, any Company Subsidiary or any trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable law.
          (g) No ERISA Affiliate has incurred or reasonably expects to incur any liability (i) to a Pension Plan (other than for contributions not yet due) that, when aggregated with other such liabilities, would result in a material liability to the Company or any Company Subsidiary, which liability has not been fully paid as of the date hereof, or (ii) to the Pension Benefit Guaranty Corporation.
          (h) No ERISA Affiliate has (i) engaged in a transaction described in Section 4069 of ERISA that could subject the Company or any Company Subsidiary to liability at any time after the date hereof or (ii) acted in a manner that could, or failed to act so as to, result in material fines, penalties, taxes or related charges under (x) Section 502(c), (i) or (1) of ERISA, (y) Section 4071 of ERISA or (z) Chapter 43 of the Code.
          (i) Schedule 3.18(i) discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated without material liability to the Company or any Company Subsidiary at any time after the First Closing Date. The Company and the Company Subsidiaries comply with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.
          (j) No employee of the Company or any Company Subsidiary will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the Transactions.

          (k) Assuming that the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code, no compensation payable by the Company or any Company Subsidiary to any of their employees under any existing contract, Benefit Plan or other employment arrangement or understanding (including by reason of the Transactions) would be subject to disallowance under Section 162(m) of the Code.
          (l) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer, director or independent contractor of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). Schedule 3.18(n) sets forth (i) the maximum amount that could be paid to each executive officer of the Company as a result of the Transactions under all employment, severance and termination agreements, other compensation arrangements and Benefit Plans currently in effect and (ii) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each such executive officer calculated as of the date hereof.
     Section 3.19 Employee and Labor Matters. (a) (i) There is not, and since January 1, 2009 there has not been, any labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary; (ii) to the Knowledge of the Company, no union organizational campaign is in progress with respect to the employees of the Company or any Company Subsidiary and no question concerning representation of such employees exists; (iii) neither the Company nor any Company Subsidiary is engaged in any unfair labor practice; (iv) there are not any unfair labor practice charges or complaints against the Company or any Company Subsidiary pending, or, to the Knowledge of the Company, threatened, before the National Labor Relations Board; (v) there are not any pending, or, to the Knowledge of the Company, threatened, union grievances against the Company as to which there is a reasonable possibility of adverse determination and that, if so determined, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect; (vi) there are not any pending, or, to the Knowledge of the Company, threatened, charges against the Company or any Company Subsidiary or any of their current or former employees before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (vii) none of the Company and the Company Subsidiaries has received any communication since January 1, 2009 of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting the Company or any Company Subsidiary and, to the Knowledge of the Company, no such investigation is in progress.
          (b) Schedule 3.19(b) contains a list of all officers and other employees of and consultants to the Company and the Company Subsidiaries whose current annual salary (including bonus) is $75,000 or more, together with the current job title or relationship to the Company and the Company Subsidiaries and the current annual salary (including bonus) for each such Person, including a description of applicable bonus or benefit plans.

          (c) No employee of the Company or any Company Subsidiary is, to the Knowledge of the Company, a party to or bound by any Contract, or subject to any Judgment, that may interfere with the use of such Person’s best efforts to promote the interests of the Company and the Company Subsidiaries, may conflict with the Company and the Company Subsidiaries or the Transactions or that has had or would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no activity of any employee of the Company or any Company Subsidiary as or while an employee of the Company or any Company Subsidiary has caused a material violation of any employment contract, confidentiality agreement, patent disclosure agreement or other Contract to which such employee was a party. To the Knowledge of the Company, neither the execution and delivery hereof nor the consummation of the Transactions will contravene, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any such employee is obligated.
     Section 3.20 Transactions with Affiliates. Except as set forth in the SEC Reports filed prior to the date hereof, none of the officers or directors of the Company is presently a party to any transaction with the Company or any Company Subsidiaries that would be required to be disclosed pursuant to Item 404 of Regulation S-K (other than for ordinary course services as officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer or director or, to the Knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer or director has a substantial interest or is an officer, director, trustee or partner.
     Section 3.21 Intercompany Accounts. Schedule 3.21 sets forth a true and complete list of all intercompany account balances as of the date of the Interim Balance Sheet between any director, officer or Affiliate of the Company or any of their respective Related Persons, on the one hand, and the Company or any Company Subsidiary, on the other hand. Since the date of the Interim Balance Sheet, there has not been any incurrence or accrual of any Liability (as a result of allocations or otherwise) by the Company or any Company Subsidiary to any director, officer or Affiliate of the Company or any of their respective Related Persons or any other transaction between the Company or any Company Subsidiary and any director, officer or Affiliate of the Company or any of their respective Related Persons except (i) in the Ordinary Course of Business or (ii) as contemplated by this Agreement and the Ancillary Agreements.
     Section 3.22 Customers. Schedule 3.22 sets forth a true and complete list of each customer to whom the Company or any Company Subsidiary made more than 5% of its total sales during its most recent full fiscal year. Since the date of the Interim Balance Sheet, there has not been (i) any material adverse change in the business relationship of the Company or any Company Subsidiary with any customer set forth or required to be set forth in Schedule 3.22 or (ii) any change in any material term (including credit terms) of the sales agreements or related agreements with any such customer. Since January 1, 2009, the Company and the Company Subsidiaries have not received any customer complaint concerning their products and services, nor have they had any of their products returned by a the Purchaser thereof, other than complaints and returns in the Ordinary Course of Business that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     Section 3.23 Suppliers. Since the date of the Interim Balance Sheet, neither the Company nor a Company Subsidiary has entered into or made any contract or commitment for the purchase of merchandise other than in the Ordinary Course of Business. Schedule 3.23 sets forth a true and complete list of the suppliers from whom the Company or any Company Subsidiary purchased more than 5% of the total amount of goods and services that it purchased during its most recent full fiscal year. Since the date of the Interim Balance Sheet, there has not been (i) to the Knowledge of the Company any material adverse change in the business relationship of the Company or a Company Subsidiary with any supplier of merchandise set forth or required to be set forth in Schedule 3.23 or (ii) any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier.
     Section 3.24 Effect of Transaction. No creditor, employee, client, customer or other Person having a material business relationship with the Company or any Company Subsidiary has changed, or informed the Company that such Person intends to change, such relationship because of the purchase and sale of the Shares or the execution and delivery of this Agreement and the Ancillary Agreements or consummation of the Transactions.
     Section 3.25 Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and Directors. Schedule 3.25 sets forth (i) a true and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and the Company Subsidiaries and those Persons authorized to sign thereon and (ii) a true and complete list of all officers and directors of the Company and the Company Subsidiaries.
     Section 3.26 Corporate Name. The Company and the Company Subsidiaries (i) have the exclusive right to use their respective names as the name of a corporation in any jurisdiction in which the Company or such Company Subsidiary does business and (ii) have not received any notice of conflict since January 1, 2004 with respect to the rights of others regarding the names of the Company and the Company Subsidiaries. No Person is presently authorized by the Company or a Company Subsidiary to use the name of the Company or a Company Subsidiary.
     Section 3.27 Disclosure. (a) No representation or warranty of the Company contained in this Agreement, and no statement contained in any certificate or Schedule furnished or to be furnished by or on behalf of the Company to the Purchaser pursuant hereto, contains any untrue statement of a material fact, or omits to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such certificate or Schedule.
          (b) To the Company’s Knowledge, no event or circumstance has occurred or information exists with respect to the Company or any Company Subsidiary or its or their business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. The Company acknowledges and agrees that the Purchaser does not make and has not made any representations or warranties with respect to the Transactions other than those set forth in this Agreement and Ancillary Agreements.

     Section 3.28 Private Offering. None of the Company and its Affiliates has issued, sold or offered, or solicited any offers to acquire, any security of the Company to or from any Person under circumstances that would cause the sale of the Purchased Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Assuming the representations and warranties of the Purchaser contained in Section 4.05 are true and correct, the sale and delivery of the Purchased Shares hereunder are, and the issuance and delivery of the Conversion Shares to the Purchaser upon conversion of the Purchased Preferred Shares will be, exempt from the registration and prospectus delivery requirements of the Securities Act.
     Section 3.29 SEC Reports. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (such reports relating to events occurring on or after January 1, 2007 that were required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed or furnished by the Company under the Exchange Act, whether or not any such materials were required, being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing for any of the SEC Reports and has filed any such SEC Reports prior to the expiration of any such extension. The Company has delivered to the Purchaser true, correct and complete copies of the SEC Reports not available on the SEC’s EDGAR system. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     Section 3.30 No Investment Company; No Real Property Holding Corporation. The Company is not required to be registered as, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company is not required to be registered as a United States real property holding corporation within the meaning of the Foreign Investment in Real Property Tax Act of 1980.
     Section 3.31 Listing and Maintenance Requirements. The Company has not, in the twenty-four months preceding the date hereof, received written notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is in compliance with all such listing and maintenance requirements.
     Section 3.32 Registration Rights. The Company has not granted or agreed to grant to any Person any rights to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied or waived.
     Section 3.33 Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this

Agreement and Ancillary Agreements, including, without limitation, as a result of the Company’s issuance of the Shares and the Purchaser’s ownership of the Shares.
     Section 3.34 Acknowledgment Regarding the Purchaser’s Purchase of the Shares. Based upon the assumption that the Transactions are consummated in conformity with this Agreement and Ancillary Agreements, the Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transactions. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transactions and any advice given by the Purchaser in connection with the Transactions is merely incidental to the Purchaser’ purchase of the Purchased Shares. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the Transactions by the Company.
     Section 3.35 Sarbanes-Oxley Act Compliance. The Company is in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and applicable rules and regulations promulgated by the SEC thereunder. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported to the Company’s chief legal counsel or chief executive officer evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act. The Company has delivered made available to the Purchaser copies of all material written correspondence sent to or received from the SEC by the Company or any Company Subsidiary or their respective counsel or accountants since January 1, 2007. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Reports. To the Knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practice of the Company. Except as permitted by the Exchange Act, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged, modified (in any material way) or forgiven personal loans to any executive officer or director of the Company.
     Section 3.36 Regulation M Compliance. The Company has not, and to the Company’s Knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale of the Shares, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.
     Section 3.37 Product Warranties and Liabilities. (a) Except as set forth in Schedule 3.37(a), there is no pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, there is no basis for any, Proceeding relating to injury to person or property of any Person suffered as a result of any product manufactured, distributed or sold by or on behalf of any of the Company and Company Subsidiaries or performance of any service by the Company or any Company Subsidiary, including claims arising out of any breach of product warranty (other than warranty service and repair claims in the Ordinary Course of Business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), materials or workmanship or sale of its products or from the provision of services or otherwise alleging any liability of the Company or any Company Subsidiary as a result of any defect or other deficiency with respect to any product manufactured, processed, distributed or sold by or on behalf of the Company or any Company Subsidiary or performance of any service by and of the Company or any Company Subsidiary (hereafter collectively referred to as “Product Liability Claims”) prior to the Closings.
          (b) During the five-year period ending on the date hereof, no product manufactured or sold by any of the Company and Company Subsidiaries has been the subject of any material recall or similar action instituted by any governmental authority, agency or instrumentality or undertaken by any of the Company and Company Subsidiaries on a voluntary basis. During the five-year period ending on the date hereof, none of the Company and Company Subsidiaries has paid, settled or otherwise incurred any uninsured or insured liability with respect to, any Product Liability Claims.
ARTICLE IV
Representations and Warranties of the Purchaser
     The Purchaser hereby represents and warrants to the Company, as of the date hereof and as of the First Closing Date and the Second Closing Date, as follows:
     Section 4.01 Organization, Standing and Power. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 4.02 Authority; Execution and Delivery; and Enforceability. The Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Transactions. The execution and delivery by the Purchaser hereof and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by the Purchaser of the Transactions have been duly authorized by all necessary corporate action. The Purchaser has duly executed and delivered this Agreement and at or before the First Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the First Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.
     Section 4.03 No Conflicts; Consents. The execution and delivery by the Purchaser hereof do not, the execution and delivery by the Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by the Purchaser with the terms hereof and thereof will not contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser or any of its Subsidiaries under, any provision of (i) the certificate of incorporation or by-laws (or comparable documents) of the Purchaser or any of its Subsidiaries, (ii) any Contract to which the Purchaser or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to the Purchaser or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. No Consent of or Filing with any Governmental Entity is required to be obtained or made by or with respect to the Purchaser or any of its Subsidiaries in connection with the execution, delivery and performance hereof or any Ancillary Agreement or the consummation of the Transactions or the ownership by the Purchaser of the Company following the Closings, other than (A) compliance with and Filings under Section 13(a) of the Exchange Act, (B) those that may be required solely by reason of the participation of Company (as opposed to any other third party) in the Transactions) and (C) such other Consents and Filings the failure of which to obtain or make has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 4.04 Litigation. There are not any (a) outstanding Judgments against or affecting the Purchaser or any of its Subsidiaries, (b) Proceedings pending or, to the Knowledge of the Purchaser, threatened against or affecting the Purchaser or any of its Subsidiaries or (c) investigations by any Governmental Entity that are, to the Knowledge of the Purchaser, pending or threatened against or affecting the Purchaser or any of its Subsidiaries that, in any case, individually or in the aggregate, have had or would reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 4.05 Securities Act. The Purchased Shares hereto are being acquired for investment only and not with a view to any public distribution thereof in violation of any of the registration requirements of the Securities Act.
     Section 4.06 Restricted Securities. The Purchaser understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Purchaser is acquiring the Shares as principal for its own account and not with a view to distributing or reselling the Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of the Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the Shares in violation of the Securities Act or any applicable state securities law.
     Section 4.07 Experience of the Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Purchased Shares and, at the present time, is able to afford a complete loss of such investment.
     Section 4.08 General Solicitation. The Purchaser is not purchasing the Purchased Shares as a result of any advertisement, article, notice or other communication regarding the Purchased Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.
     Section 4.09 Short sales and Confidentiality Prior To The Date Hereof. Other than consummating the transactions contemplated hereunder, the Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly executed any transaction, including short sales, in the securities of the Company during the period commencing October 24, 2010 until the date hereof. The Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).
     Section 4.10 Purchaser Status. The Purchaser is an “accredited investor” as defined in Rule 501 under the Securities Act.
     Section 4.11 No Legal, Tax or Investment Advice. The Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Purchased Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Purchased Shares.
     Section 4.12 Restrictions on Transfer. The Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Shares other than pursuant to an effective registration statement under the Securities Act, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act and applicable state securities laws. As a condition of transfer other than a transfer (i) made pursuant to an effective registration statement, (ii) made in accordance with Rule 144 or (iii) in which the Company receives an opinion of counsel, reasonably satisfactory to the Company, that following such disposition, such transferred shares are freely tradable and not subject to transfer restrictions under federal and applicable state securities laws, any transferee shall in writing, agree to be bound by, and make the representations set forth in, this ARTICLE IV.
ARTICLE V
Covenants
     Section 5.01 Covenants Relating to Conduct of Business. (a) Except for matters expressly permitted hereby, from the date hereof to the Second Closing, the Company shall, and shall cause the Company Subsidiaries to, conduct their respective businesses in the Ordinary Course of Business (including with respect to research and development efforts, advertising, promotions, capital expenditures and inventory levels) and, to the extent consistent therewith, use all reasonable efforts to keep intact their respective businesses, keep available the services of their current employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal to the end that their respective businesses shall be unimpaired at each Closing Date. The Company shall not, and shall not permit any Company Subsidiary to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the purchase and sale of the Purchased Shares set forth in Article VI or Article VI A not being satisfied. In addition (and without limiting the generality of the foregoing), except as otherwise expressly permitted or required by the terms hereof, until the Second Closing the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of the Purchaser:
     (i) amend its certificate of incorporation or by-laws (or comparable documents) other than to reflect the authorization of additional common stock in accordance with this Agreement;
     (ii) declare or pay any dividend or make any other distribution to its stockholders, whether or not upon or in respect of any shares of its capital stock; provided, however, that dividends and distributions may continue to be made by the Company Subsidiaries to the Company or to other wholly-owned Company Subsidiaries;
     (iii) redeem or otherwise acquire any shares of its capital stock or other equity interests or any Rights or other securities or authorize, issue or sell any capital stock or other equity interests or any Rights or other securities;
     (iv) adopt or amend any Company Benefit Plan (or any plan that would be a Company Benefit Plan if adopted) or enter into, adopt, extend (beyond the Second Closing Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association, except in each case as required by Applicable Law;
     (v) grant to any executive officer or employee any increase in compensation or benefits, except as may be required under existing written Contracts set forth on Schedule 3.12(a);
     (vi) incur or assume any Indebtedness or guarantee any such Indebtedness, other than in the Ordinary Course of Business; provided, however, that in no event shall the Company or any Company Subsidiary incur or assume any long-term Indebtedness for borrowed money in excess of $50,000 individually or $100,000 in the aggregate;
     (vii) permit, allow or suffer any of its assets to become subjected to any Lien of any nature whatsoever that would have been required to be set forth in Schedule 3.07 or 3.08(a) if existing on the date hereof;
     (viii) enter into any Contract that would have been required to be set forth in Schedule 3.12(a) if it were in effect on the date hereof, or modify, amend, terminate or grant any Consent or waiver under any Contract that is set forth or required to be set forth in Schedule 3.12(a) or that would have been required to be set forth in Schedule 3.12(a) if it were in effect on the date hereof;
     (ix) cancel any Indebtedness in excess of $10,000 individually or $50,000 in the aggregate, or settle, compromise, discharge, waive, release or assign any material claim, right or Proceeding;
     (x) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with any director, officer or Affiliate of the Company or any of their respective Related Persons, except for (A) transactions among the Company and the Company Subsidiaries, (B) dividends and distributions permitted under clause (ii) above and (C) intercompany transactions in the Ordinary Course of Business;
     (xi) make any change in any method of accounting or accounting practice or policy other than as required by changes in Applicable Law or GAAP that become effective after the date hereof;
     (xii) make any material change in internal accounting controls or disclosure controls and procedures;
     (xiii) make any Tax election, change any annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Company or any Company Subsidiary, or take or omit to take any other action relating to the filing of any tax return or the payment of any tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent, or other action would have the effect of increasing the tax liability or decreasing any tax asset of the Company or any Company Subsidiary;
     (xiv) make any payment of, or in respect of, any Tax to any Person or any Taxing Authority, except to the extent such payment is in respect of a Tax that is due or payable or has been properly estimated in accordance with Applicable Law as applied in a manner consistent with past practice of the Company or Company Subsidiary;

     (xv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material;
     (xvi) make or incur any capital expenditure that, individually, is in excess of $100,000 or make or incur any such expenditures that, in the aggregate, are in excess of $250,000;
     (xvii) sell, lease, license or otherwise dispose of any of its assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except inventory sold in the Ordinary Course of Business;
     (xviii) enter into any lease of real property, except any renewals of existing leases in the Ordinary Course of Business;
     (xix) open, relocate or close any office or other facility, or make any application for such an opening, relocation or closing;
     (xx) modify, amend, terminate or permit the lapse of any lease of, or reciprocal easement agreement, operating agreement or other material Contract relating to, real property (except modifications or amendments associated with renewals of existing leases in the Ordinary Course of Business;
     (xxi) take any action or fail to take any action such that any of the representations or warranties set forth in Article III (Representations and Warranties Relating to the Company) would not be true and correct as of the date of such action or as of the Second Closing Date; or
     (xxii) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.
          (b) Advise of Changes. The Company shall promptly advise the Purchaser in writing of the occurrence of any matter or event that is material to the business, assets, condition (financial or otherwise), or results of operations of the Company and the Company Subsidiaries, taken as a whole.
          (c) Affirmative Covenants. Until the Second Closing, the Company shall, and shall cause the Company Subsidiaries to:
     (i) maintain their respective assets in the Ordinary Course of Business in good operating order and condition, reasonable wear and tear excepted;
     (ii) upon any damage, destruction or loss to any material asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such asset before such event or, if required, to such better condition as may be required by Applicable Law;

     (iii) maintain its level and quality of Inventory and supplies, raw materials and spare parts in the Ordinary Course of Business in a manner consistent with its practices in place as of the date of the Interim Balance Sheet;
     (iv) as soon as reasonably practicable after they become available, but in any event not later than 40 days after the last day of each fiscal quarter ending after the date of the Interim Balance Sheet, furnish to the Purchaser an unaudited consolidated balance sheet of the Company as of the last day of such fiscal quarter and unaudited statements of operations, cash flows and stockholders’ equity for such fiscal quarter, including the notes thereto and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto;
     (v) as soon as reasonably practicable after they become available, but in any event not later than 60 days after the last day of each fiscal year ending after the date of the Audited Balance Sheet, furnish to the Purchaser an audited consolidated balance sheet of the Company as of the last day of such fiscal year and audited statements of operations, cash flows and stockholders’ equity for such fiscal year, including the notes thereto and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto; and
     (vi) furnish any other information reasonably requested by the Purchaser in order for the Purchaser to comply with the requirements of the Securities Act and the Exchange Act.
          (d) Consultation. In connection with the continuing operation of the business of the Company and the Company Subsidiaries between the date hereof and the Second Closing, the Company shall use all reasonable efforts to consult in good faith on a regular and frequent basis with the Purchaser to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by the Purchaser. The Company acknowledges that any such consultation shall not constitute a waiver by the Purchaser of any rights it may have under this Agreement, and that the Purchaser shall not have any liability or responsibility for any actions of the Company or any Company Subsidiary with respect to matters that are the subject of such consultations.
          (e) Insurance. The Company shall keep, or cause to be kept, all insurance policies set forth in Schedule 3.14 (Insurance), or suitable replacements therefor, in full force and effect through the close of business on the Second Closing Date.
     Section 5.02 No Solicitation. (a) The Company shall effective upon the execution hereof terminate any discussions or negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid, and shall promptly after the execution hereof request each Person that has executed a confidentiality agreement in connection with its consideration of acquiring the securities of the Company or any Company Subsidiary or substantially all the business or assets of the Company or any Company Subsidiary to return all confidential information furnished to such Person by or on behalf of the Company or any Company Subsidiary. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this

Agreement pursuant to Section 7.01 and the Second Closing, the Company shall not, nor shall the Company authorize or permit any Company Subsidiary or any Representative of the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage any Other Bid, (ii) enter into any Contract with respect to any Other Bid or (iii) participate in or enter into any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal or other action that constitutes, or may reasonably be expected to lead to, any Other Bid. The Company shall promptly advise the Purchaser orally and in writing of any Other Bid or any inquiry with respect to or which could lead to any Other Bid and the identity of the Person making any such Other Bid or inquiry. “Other Bid” means any proposal or offer for a merger, sale of securities, sale of substantial assets or similar transaction involving the Company or any Company Subsidiary, other than the Transactions and the acquisition of inventory in the Ordinary Course of Business. “Superior Other Bid” means a bona fide written Other Bid (on its most recently amended and modified terms, if amended and modified), which offer or proposal was not, directly or indirectly, the result of a breach of Section 5.02(a) and (b), made by a third party (x) on terms that the Special Committee determines in its good faith judgment (based on the financial analysis and other advice of independent financial advisors and on the advice of independent legal advisors, and after giving effect to the payment of the Termination Fee pursuant to Section 7.03 and to the expected timing of the closing of the proposed Other Bid) to be more favorable to the shareholders of the Company than the Transactions (taking into account any amendment or proposed amendment to this Agreement contemplated by Section 7.01(a)(vii)), (y) which offer or proposal is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the offer or the proposal, including any conditions and the identity of the offeror) and (z) for which financing, to the extent required, is then fully committed or which, in the good faith judgment of the Special Committee (based on the advice of independent financial advisors), is reasonably capable of being timely financed by such third party.
          (b) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to the First Closing, following the receipt after the date hereof by the Company or any Company Subsidiary of an Other Bid from any Person, if the Company’s board of directors (following the recommendation of the Special Committee) determines in good faith after consultation with its outside independent legal counsel and independent financial advisors that such Other Bid is, or is reasonably likely to lead to, a Superior Other Bid and which Other Bid was not, directly or indirectly, the result of a breach of Section 5.02(a), the Company’s board of directors may, but only to the extent required by the fiduciary obligations of the Company’s board of directors, as determined in good faith by the Special Committee after receiving the advice of outside independent legal counsel, directly or through Representatives, (1) contact such Person and its Representatives for the purpose of clarifying the proposal and any material terms thereof and the capability of consummation, so as to determine whether the Other Bid is likely to lead to a Superior Other Bid and (2) if the Company’s board of directors (following the recommendation of the Special Committee) determines in good faith following consultation with its legal and financial advisors that such proposal for an Other Bid is likely to lead to a Superior Other Bid, the Company’s board of directors may (directly or through its Representatives) (A) furnish non-public information with respect to the Company and the Company Subsidiaries to the Person who made such Other Bid pursuant to a confidentiality agreement not less restrictive on such Person than the confidentiality agreement between the

Company and the Purchaser (provided that the Company has previously or concurrently furnished such information to the Purchaser), (B) participate in negotiations regarding such Other Bid and (C) following receipt of an Other Bid that the Company’s board of directors (following the recommendation of the Special Committee) determines in good faith constitutes a Superior Other Bid, terminate this Agreement pursuant to, and subject to compliance with, Section 7.01(a)(vii) and Section 7.03.
          (c) On the date of this Agreement, the Company shall advise all its Representatives and the Representatives of any Company Subsidiary who are involved in the Transactions (“Deal Representatives”) of the terms of Section 5.02(a) and shall take, and shall cause the Company Subsidiaries to take, all actions reasonably necessary to cause all such Deal Representatives immediately to cease any discussions or negotiations pending on the date hereof with any Person other than the Purchaser and its Representatives with respect to, or that would reasonably be expected to lead to, an Other Bid.
          (d) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.02(a), (b), (c) or (f) by any Deal Representative, any Company Subsidiary or any of their respective Representatives, whether or not such Person is purporting to act on behalf of the Company, any Company Subsidiary or otherwise, shall be deemed to be a breach of this Agreement by the Company.
          (e) Neither the Company’s board of directors nor any committee thereof shall, directly or indirectly, (i) (A) withdraw (or amend or modify in a manner adverse to the Purchaser) or propose to withdraw (or amend or modify in a manner adverse to the Purchaser), the approval of the Company’s board of directors of the Transactions or (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Other Bid (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting or that could reasonably be expected to lead to any Other Bid or (B) requiring it to abandon, terminate or fail to consummate the Transactions; provided that in the case of sub clauses (A) and (B) of this clause (ii), the Company shall not be prohibited from entering into an agreement referred to in and in accordance with Section 7.01(a)(vii). Notwithstanding the foregoing, at any time prior to the First Closing, and subject to the Company’s compliance with the other provisions of this Section 5.02 as applicable, the Company’s board of directors (following the recommendation of the Special Committee) may make an Adverse Recommendation Change if the Company’s board of directors determines in good faith, after receiving the advice of outside independent counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company’s shareholders under Applicable Law; provided that the Company’s board of directors shall give the Purchaser at least five (5) Business Days’ prior written notice thereof, unless such notice is not consistent with discharging the Company’s board of directors’ fiduciary duties, in which case the Company’s board of directors shall give the Purchaser the maximum amount of prior written notice thereof that is so consistent.

          (f) The Company shall advise the Purchaser, orally and in writing, immediately following receipt, of any written or oral Other Bid or inquiry that would reasonably be expected to lead to an Other Bid received by the Company, any Company Subsidiary or any of their Representatives on or after the date hereof, the terms and conditions of any such Other Bid (including any changes thereto) and the identity of the Person (and any controlling affiliates of such Person known to the Company) making any such Other Bid and of any discussions, explorations or negotiations sought to be entered into or continued by such Person with the Company, any Company Subsidiary or any of their respective directors, officers, employees or Representatives. The Company shall keep the Purchaser fully informed on a timely basis of the status (including any change to the terms and conditions thereof) of any such Other Bid and shall provide the Purchaser with any correspondence in connection with the Other Bid immediately after such correspondence is sent or received by the Company, any Company Subsidiary or any of their Representatives.
          (g) Notwithstanding anything to the contrary in this Section 5.02, nothing contained in this Agreement shall prevent the Company or its board of directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or publicly disclosing the existence of a Competing Proposal to the extent the board of directors of the Company determines in good faith (after consultation with its outside counsel) that the failure to make such disclosure would reasonably be expected to constitute a breach of its fiduciary duties under Applicable Law.
     Section 5.03 Access to Information. The Company shall, and shall cause the Company Subsidiaries to, afford to the Purchaser and its accountants, counsel and other Representatives reasonable access, upon reasonable notice during normal business hours during the period before the Second Closing, to all the personnel, properties, books, contracts, commitments, Tax Returns, records and financial, operating and other data of the Company and the Company Subsidiaries, and, during such period shall furnish promptly to the Purchaser any information concerning the Company or a Company Subsidiary as the Purchaser may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the Company and the Company Subsidiaries. This Section 5.03 shall not require the Company or any Company Subsidiary to permit any inspection, or to disclose any information, that in their reasonable judgment would reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or a violation of any of their obligations with respect to confidentiality if the Company and the Company Subsidiaries shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) the loss of attorney-client privilege with respect to such information.
     Section 5.04 Confidentiality. (a) Between the date of this Agreement and the Second Closing Date, the Purchaser and the Company will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors, and the Company will cause the Company Subsidiaries and their directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of another party or the Company or any Company Subsidiary any written, oral, or other information obtained in confidence from another party or the Company or any Company Subsidiary in connection with this Agreement or the Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceeding or by Applicable Law. If the Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. This Section 5.04 shall supersede any other confidentiality agreement between Purchaser and the Company or its affiliates.
     Section 5.05 Reasonable Best Efforts. (a) On the terms and subject to the conditions hereof, each party hereto shall cooperate with the other and use its reasonable best efforts to cause each Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Related Persons with respect to such Closing.
          (b) Each party hereto shall, and shall cause its Affiliates to, use their reasonable best efforts to obtain, and to cooperate in obtaining, all Consents from third parties necessary or appropriate to permit the consummation of the Acquisition; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (other than customary filing fees payable to Governmental Entities and nominal filing or application fees payable to other third parties) and the Purchaser shall not be required to agree to any conditions or restrictions imposed by any third party that, individually or in the aggregate, in the reasonable judgment of the Purchaser, would materially impair (or would reasonably be expected to materially impair) the ability of the Purchaser to consummate the Transactions or would impose any material limitation on the conduct of the Purchaser’s or the Company’s business.
          (c) Subject to Applicable Laws relating to the sharing of information, each of the Company and the Purchaser shall have the right to review in advance, and to the extent practicable each will consult the others on, all the information relating to the Purchaser or the Company, as the case may be, and any of their respective Related Persons, that appear in any Filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions.
     Section 5.06 Expenses. Whether or not either Closing takes place, and except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the Transactions shall be paid by the party incurring such expense. In the event of termination hereof, the obligation of each party hereto to pay its own expenses will be subject to any rights of such party arising out of a breach hereof by another party.
     Section 5.07 Brokers or Finders. The Purchaser shall bear the fees and expenses of any agent, broker, investment banker or other firm or Person engaged by the Purchaser or any of its Related Persons that is entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement, the Ancillary Agreements and any transaction contemplated hereby and thereby. The Company shall bear the fees and expenses of any agent, broker, investment banker or other firm or Person engaged by the Company, any Company Subsidiary or any of their Related Persons that is entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement, the Ancillary Agreements and any transaction contemplated hereby and thereby.
     Section 5.08 Supplemental Disclosure. (a) The Company shall have the continuing obligation until the Second Closing promptly to supplement or amend the Schedules with respect to any matter hereafter arising or discovered that, if existing or known at the date hereof, would have been required to be set forth or described in the Schedules; provided, however, that no such supplement or amendment to the Schedules shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 6.02 (Conditions to Obligation of the Purchaser) or for purposes of determining whether any Person is entitled to indemnification pursuant to Article VIII (Indemnification).
          (b) The Purchaser shall promptly, upon having or gaining Knowledge of any event, condition or fact that would cause any of the conditions to the Company’s obligation to consummate the Acquisition not to be fulfilled, notify the Company thereof, and furnish any information the Company may reasonably request with respect thereto.
          (c) The Company shall promptly, upon having or gaining Knowledge of any event, condition or fact that would cause any of the conditions to the Purchaser’s obligation to consummate the Acquisition not to be fulfilled, notify the Purchaser thereof, and furnish any information the Purchaser may reasonably request with respect thereto.
     Section 5.09 Publicity. From the date hereof through the Second Closing Date, no public release or announcement concerning the Transactions shall be issued by any party hereto without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except such release or announcement as may be required by Applicable Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the Company and the Purchaser may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Transactions after reasonable prior notice to and consultation with the other.
     Section 5.10 Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions subject to Section 5.05 (Reasonable Best Efforts), as such other party may reasonably deem necessary or desirable to consummate the Transactions.
     Section 5.11 Use of Proceeds. The Company shall not, without the prior written consent of the Purchaser, use the net proceeds from the sale of the Purchased Shares for distributions or dividends to the Company’s shareholders or for any purpose other than (i) financing pre-construction and construction phase development costs related to solar projects and general advancement of the Company’s business model and business operations, including for working capital and general corporate purposes and (ii) until funds are needed for such uses, short-term, interest-bearing, investment-grade securities, or otherwise pursuant to the Company’s customary investment policies.
     Section 5.12 Legend. The Purchaser agrees to the imprinting of the following legend on any certificate evidencing the Shares:
THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.
     The Company agrees to remove such restrictions and, at the request of the Purchaser, provide the Purchaser with replacement securities not bearing such restrictions from and after the time that the offer and sale of such securities is (i) registered under the Securities Act of 1933 or (ii) is not required to be registered by virtue of Rule 144 thereunder or the availability of any other exemption from registration with respect to such offer and sale.
     Section 5.13 Reservation of Common Stock.
          (a) From and after the date of this Agreement, the Company shall at all times keep authorized and reserve for issuance to the Purchaser, free from any preemptive rights, the maximum number of shares of Common Stock that are required to issue all Conversion Shares (the “Required Reserve Amount”), but not in excess of the number of authorized shares of Common Stock of the Company.
          (b) From and after the First Closing Date, in the event that the authorized number of shares of Common Stock is insufficient at any time to cover the Required Reserve Amount, the Company shall take such action (including holding a meeting of its shareholders) as is necessary to increase the authorized number of shares of Common Stock to an amount sufficient to cover the Required Reserve Amount, as the case may be.
     Section 5.14 Listing. The Company shall use its best efforts to have all of the Conversion Shares authorized for quotation on the Over-The-Counter Bulletin Board or on the securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation.

     Section 5.15 Shareholder Approval; Meeting of Shareholders; Proxy Statement. (a) The Company shall take, in accordance with Applicable Law and its articles of incorporation and bylaws, all action necessary after the First Closing to convene the Shareholder Meeting not later than June 30, 2011 and to submit the Charter Amendment for approval by the requisite vote of the shareholders the Company. In connection with each meeting of shareholders at which the Charter Amendment is submitted for a vote of the shareholders of the Company, to the fullest extent permitted by Applicable Law, (i) the Company’s board of directors shall recommend that its shareholders vote in favor of the Charter Amendment and (ii) neither the Company’s board of directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Purchaser the recommendation of the board of directors that the shareholders of the Company vote in favor of the Charter Amendment; provided, that at any time prior to obtaining such shareholder approval the board of directors of the Company may withdraw such recommendation if it determines in good faith (after consultation with outside counsel) that failure to take such action violates its fiduciary duties under Applicable Law. The Company shall take all lawful action to solicit from the shareholders proxies in favor of the Charter Amendment and take all other action necessary or advisable to secure the Shareholder Approval, including, if necessary or appropriate, adjourning the Shareholder Meeting to solicit additional proxies.
          (b) In connection with obtaining the Shareholder Approval at the Shareholder Meeting, as promptly as practicable after the First Closing, the Company shall, in consultation with the Purchaser, prepare, and file with the Commission, preliminary proxy materials in compliance with Section 14 of the Exchange Act (the “Proxy Statement”). As promptly as practicable after comments, if any, are received from the Commission thereon and after the furnishing by the Company and the Purchaser of all information required to be contained therein, the Company shall, in consultation with the Purchaser, prepare and the Company shall file any required amendments, if any, with the Commission. The Company shall notify the Purchaser promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with the Purchaser regarding, and supply the Purchaser with copies of, all correspondence between the Company or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing any proposed amendment of or supplement to the Proxy Statement, the Company shall provide the Purchaser a reasonable opportunity to review and comment on such document. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the Commission and shall thereafter mail to the shareholders of the Company as promptly as possible the Proxy Statement and all other proxy materials for the Shareholder Meeting.
          (c) The Company hereby covenants and agrees that (i) the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and (ii) none of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company or at the time of any amendment or supplement thereof or at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 5.16 Board of Directors. The Company shall cause each of Tim Nyman, Ron Cohan and Paul Regan to resign from the board of directors of the Company effective as of the date specified in writing by the Purchaser prior to the Second Closing and shall cause each of Xiaofeng Peng and Jack Lai to be appointed to the Company’s board of directors in conjunction with the First Closing and two other individuals to be designated by Purchaser to be appointed to the board of directors of the Company and seated as directors upon the effectiveness of the foregoing resignations.
     Section 5.17 Financing. (a) Purchaser shall use its reasonable best efforts to obtain from China Development Bank the funds necessary to consummate the Transactions (the “Financing”), including using its reasonable best efforts to: (i) negotiate in good faith and enter into definitive agreements with respect to the Financing on terms that are acceptable in good faith to Purchaser and would not reasonably be expected to have a Purchaser Material Adverse Effect; (ii) comply on a timely basis with all covenants, and satisfy on a timely basis all conditions, required to be complied with or satisfied by Purchaser in such definitive agreements; and (iii) cause the Financing to be consummated at such time or from time to time as is necessary for Purchaser to satisfy its obligations under this Agreement; provided, however, that, notwithstanding anything to the contrary contained herein, Purchaser shall have the right, but not the obligation, to substitute other debt or equity financing for all or any portion of the Financing from alternative financing sources. In the event any alternative or substitute financing is obtained by Purchaser in accordance with the terms of this Section 5.17(a) (the “Alternative Financing”), references herein to the Financing (including, for avoidance of doubt, the references in this Section 5.17 shall be deemed to refer to the Alternative Financing.
          (b) Purchaser shall keep the Company reasonably informed with respect to all material activity concerning the status of the Financing and shall give the Company prompt notice of any event or change that Purchaser determines will materially and adversely affect the ability of Purchaser to consummate the Financing.
ARTICLE VI
Conditions Precedent to First Closing
     Section 6.01 Conditions to Each Party’s Obligation. The obligation of the Purchaser and the Company to consummate the Transactions to be effected at the First Closing Date is subject to the satisfaction (or waiver by the Purchaser and the Company) on or before the First Closing Date of the following conditions:
          (a) Governmental Approvals. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), if applicable to the consummation of the Acquisition, shall have expired or been terminated or waived by the Parties, and all other Consents of, Filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred, in each case without any conditions, restrictions, undertakings or limitations that, individually or in the aggregate, in the judgment of the Purchaser, would materially impair (or would reasonably be expected to materially impair) the ability of the Purchaser to consummate the Transactions or would reasonably be expected to have a material adverse effect on the economic benefits to the Purchaser arising therefrom.

          (b) No Injunctions or Restraints. No Applicable Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.
     Section 6.02 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the Transactions is subject to the satisfaction (or waiver by the Purchaser) on or before the First Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties (considered individually and collectively) of the Company herein and in the Ancillary Agreements (other than any Fundamental Representations) that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the First Closing Date as though made on the First Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Each Fundamental Representation of the Company shall be true and correct in all respects, as of the date hereof and as of the First Closing Date as though made on the First Closing Date. The Purchaser shall have received a certificate signed by an authorized officer of the Company to the effect of the preceding two sentences.
          (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants (considered individually and collectively) required by this Agreement and the Ancillary Agreements to be performed or complied with by the Company, as applicable, on or before the First Closing Date, and the Purchaser shall have received a certificate signed by an authorized officer of the Company to such effect.
          (c) Absence of Proceedings. There shall not be pending or threatened any Proceeding (i) challenging or seeking to restrain or prohibit the Acquisition or any other Transaction or seeking to obtain from the Purchaser, any of its Related Persons, the Company or the Company Subsidiaries in connection with the Acquisition or any other Transaction any damages that are material, (ii) seeking to prohibit or limit the ownership or operation by the Purchaser or any of its Related Persons of any material portion of the business or assets of the Purchaser, any of its Related Persons, the Company or any of the Company Subsidiaries, or to compel the Purchaser, any of its Related Persons, the Company or any of the Company Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Purchaser, any of its Related Persons, the Company or any of the Company Subsidiaries, in each case as a result of the Transactions, (iii) seeking to impose limitations on the ability of the Purchaser or any of its Subsidiaries to acquire or hold, or exercise full rights of ownership of, the Shares, including the right to vote the Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit the Purchaser or any of its Related Persons from effectively controlling in any material respect the business or operations of the Company or any Company Subsidiary or (v) seeking to impose any conditions or restrictions that, individually or in the aggregate, in the judgment of the Purchaser, would materially impair (or would reasonably be expected to materially impair) the ability of the Purchaser to consummate the Acquisition or any other Transaction or would reasonably be expected to have a material adverse effect on the economic benefits to the Purchaser arising therefrom.
          (d) Absence of Company Material Adverse Effect. There shall not have occurred any event since the date of this Agreement and no circumstance shall exist that constitute or would reasonably be expected to result in a Company Material Adverse Effect, and the Purchaser shall have received a certificate signed by an authorized officer of the Company to such effect.
          (e) Other Documents. The Company shall have furnished to the Purchaser such other documents relating to the existence and authority, absence of Liens, and such other matters as the Purchaser or its counsel may reasonably request.
          (f) Acceptance by the Purchaser’s Counsel. The form and substance of all legal matters contemplated herein and of all documents delivered hereunder shall be reasonably acceptable to Sidley Austin llp, counsel to the Purchaser.
          (g) Lock-up. The Lock-Up Agreements shall be in full force and effect on the First Closing Date.
          (h) Certificate of Determination. The Company shall have filed with the Secretary of State of California an amendment to its articles of incorporation in substantially the form attached hereto as Exhibit A.
          (i) Opinion of Counsel. Purchaser shall have received the legal opinion of Weintraub Genshlea Chediak, counsel to the Company, in form and substance reasonably acceptable to Purchaser, covering the matters set forth in Exhibit D-1 and dated the date of the First Closing.
     Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to consummate the Transactions to be effected on the First Closing Date is subject to the satisfaction (or waiver by the Company) on or before the First Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties (considered individually and collectively) of the Purchaser made herein and in the Ancillary Agreements qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the First Closing Date as though made on the First Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Each Fundamental Representation of the Purchaser that is qualified as to materiality shall be true and correct, and each such Fundamental Representation that is not so qualified shall be true and correct in all respects, as of the date hereof and as of the First Closing Date as though made on the First Closing Date. The Company shall have received a certificate signed by an authorized officer of the Purchaser to the effect of the preceding two sentences.

          (b) Performance of Obligations of the Purchaser. The Purchaser shall have performed or complied in all material respects with all obligations and covenants (considered individually and collectively) required by this Agreement and the Ancillary Agreements to be performed or complied with by the Purchaser on or before the First Closing Date, and the Company shall have received a certificate signed by an authorized officer of the Purchaser to such effect.
     Section 6.04 Frustration of Closing Conditions. Neither the Purchaser nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the First Closing to occur, as required by Section 5.05 (Reasonable Best Efforts).
ARTICLE VI A
Conditions Precedent to Second Closing
     Section 6.01A. Conditions to Each Party’s Obligation. The obligation of the Purchaser and the Company to consummate the Transactions to be effected at the Second Closing is subject to the satisfaction (or waiver by the Purchaser and the Company) on or before the Second Closing Date of the following conditions:
          (a) Governmental Approvals. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), if applicable to the consummation of the Acquisition, shall have expired or been terminated or waived by the Parties, and all other Consents of, Filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred, in each case without any conditions, restrictions, undertakings or limitations that, individually or in the aggregate, in the judgment of the Purchaser, would materially impair (or would reasonably be expected to materially impair) the ability of the Purchaser to consummate the Transactions or would reasonably be expected to have a material adverse effect on the economic benefits to the Purchaser arising therefrom.
          (b) No Injunctions or Restraints. No Applicable Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.
     Section 6.02A Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the Transactions to be effected at the Second Closing is subject to the satisfaction (or waiver by the Purchaser) on or before the Second Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties (considered individually and collectively) of the Company herein and in the Ancillary Agreements (other than any Fundamental Representations) that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Second Closing Date as though made on the Second Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Each Fundamental Representation of the Company shall be true and correct in all respects, as of the date hereof and as of the Second Closing Date as though made on the Second Closing Date. The Purchaser shall have received a certificate signed by an authorized officer of the Company to the effect of the preceding two sentences.
          (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants (considered individually and collectively) required by this Agreement and the Ancillary Agreements to be performed by the Company, and the Purchaser shall have received a certificate signed by an authorized officer of the Company to such effect.
          (c) Absence of Proceedings. There shall not be pending or threatened any Proceeding (i) challenging or seeking to restrain or prohibit the Acquisition or any other Transaction or seeking to obtain from the Purchaser, any of its Related Persons, the Company or the Company Subsidiaries in connection with the Acquisition or any other Transaction any damages that are material, (ii) seeking to prohibit or limit the ownership or operation by the Purchaser or any of its Related Persons of any material portion of the business or assets of the Purchaser, any of its Related Persons, the Company or any of the Company Subsidiaries, or to compel the Purchaser, any of its Related Persons, the Company or any of the Company Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Purchaser, any of its Related Persons, the Company or any of the Company Subsidiaries, in each case as a result of the Transactions, (iii) seeking to impose limitations on the ability of the Purchaser or any of its Subsidiaries to acquire or hold, or exercise full rights of ownership of, the Shares, including the right to vote the Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit the Purchaser or any of its Related Persons from effectively controlling in any material respect the business or operations of the Company or any Company Subsidiary or (v) seeking to impose any conditions or restrictions that, individually or in the aggregate, in the judgment of the Purchaser, would materially impair (or would reasonably be expected to materially impair) the ability of the Purchaser to consummate the Acquisition or any other Transaction or would reasonably be expected to have a material adverse effect on the economic benefits to the Purchaser arising therefrom.
          (d) Absence of Company Material Adverse Effect. There shall not have occurred any event since the date of this Agreement and no circumstance shall exist that constitute or would reasonably be expected to result in a Company Material Adverse Effect, and the Purchaser shall have received a certificate signed by an authorized officer of the Company to such effect.
          (e) Other Documents. The Company shall have furnished to the Purchaser such other documents relating to the existence and authority, absence of Liens, and such other matters as the Purchaser or its counsel may reasonably request.
          (f) Acceptance by the Purchaser’s Counsel. The form and substance of all legal matters contemplated herein and of all documents delivered hereunder shall be reasonably acceptable to Sidley Austin LLP, counsel to the Purchaser.

          (g) Opinion of Counsel. Purchaser shall have received the legal opinion of Weintraub Genshlea Chediak, counsel to the Company, in form and substance reasonably acceptable to Purchaser, covering the matters set forth in Exhibit D-2 and dated as of the Second Closing Date.
          (h) Board of Directors. The resignations contemplated in Section 5.16 shall have been delivered.
          (i) Financing. Purchaser shall have obtained the Financing necessary to consummate the Transactions to be effected on the Second Closing Date and to pay all related fees and expenses.
          (j) Certificate of Determination. The amendment to the Company’s articles of incorporation filed with the Secretary of State of California pursuant to Section 6.02(h) shall have been accepted, and a certified copy of the articles of incorporation of the Company, as so amended and restated, shall have been delivered to Purchaser.
     Section 6.03A Conditions to Obligation of the Company. The obligation of the Company to consummate the Transactions to be effected on the Second Closing Date is subject to the satisfaction (or waiver by the Company) on or before the Second Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties (considered individually and collectively) of the Purchaser made herein and in the Ancillary Agreements qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Second Closing Date as though made on the Second Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Each Fundamental Representation of the Purchaser that is qualified as to materiality shall be true and correct, and each such Fundamental Representation that is not so qualified shall be true and correct in all respects, as of the date hereof and as of the Second Closing Date as though made on the Second Closing Date. The Company shall have received a certificate signed by an authorized officer of the Purchaser to the effect of the preceding two sentences.
          (b) Performance of Obligations of the Purchaser. The Purchaser shall have performed or complied in all material respects with all obligations and covenants (considered individually and collectively) required by this Agreement and the Ancillary Agreements to be performed or complied with by the Purchaser on or before the Second Closing Date, and the Company shall have received a certificate signed by an authorized officer of the Purchaser to such effect.
     Section 6.04A Frustration of Closing Conditions. Neither the Purchaser nor the Company may rely on the failure of any condition set forth in this Article VIA to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Second Closing to occur, as required by Section 5.05 (Reasonable Best Efforts).
ARTICLE VII
Termination, Amendment and Waiver
     Section 7.01 Termination. (a) Notwithstanding anything to the contrary herein, this Agreement may be terminated and the Transactions abandoned at any time before the First Closing:
     (i) by mutual written consent of the Company and the Purchaser;
     (ii) by the Company if (A) there have been one or more breaches by the Purchaser of any of its representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement that have not been waived by the Company and would result in the failure to satisfy any of the conditions set forth in Section 6.01 (Conditions to Each Party’s Obligation) or Section 6.03 (Conditions to Obligation of the Company) and such breaches have not been cured within 60 days after written notice thereof has been received by the Purchaser or (B) any of the conditions set forth in Section 6.01 (Conditions to Each Party’s Obligation) or Section 6.03 (Conditions to Obligation of the Company) has become incapable of being satisfied on or before March 31, 2010 (the “Outside Date”) and has not been waived by the Company and; provided, in each case that the Company is not in breach of any of its representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement;
     (iii) by the Purchaser if (A) there have been one or more breaches by the Company of any of its respective representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement that have not been waived by the Purchaser and would result in the failure to satisfy any of the conditions set forth in Section 6.01 (Conditions to Each Party’s Obligation) or Section 6.02 (Conditions to Obligation of the Purchaser) and such breaches have not been cured within 30 days after written notice thereof has been received by the Company or (B) any of the conditions set forth in Section 6.01 (Conditions to Each Party’s Obligation) or Section 6.02 (Conditions to Obligation of the Purchaser) has become incapable of being satisfied on or before the Outside Date and has not been waived by the Purchaser; provided, in each case that the Purchaser is not in breach of any of its representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement;
     (iv) by the Company or the Purchaser, if the First Closing does not occur on or before the Outside Date; provided, however, that the Company and the Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 7.01(a)(iv) if the failure to consummate the First Closing by such date results from breach by the Company (in the case of termination by the Company) or the Purchaser (in the case of termination by the Purchaser) of any of its representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement;

     (v) by the Company or the Purchaser if any Judgment shall have been entered, or a Governmental Entity shall have issued any order, restraining or prohibiting the consummation of the Transactions;
     (vi) by the Purchaser if, prior to the First Closing, an Adverse Recommendation Change shall have occurred; or
     (vii) by the Company, if at any time prior to the First Closing, (A) the Company’s board of directors has received a Superior Other Bid, (B) the Company is in compliance with Section 5.02, (C) the Company shall have first given the Purchaser at least five (5) Business Days’ written notice of its intent to terminate pursuant to this subsection, indicating in such notice the material terms and conditions of such Superior Other Bid, and during the five (5) Business Day period immediately following the delivery of such notice, the Company negotiates in good faith with the Purchaser to make such adjustments to the terms and conditions of this Agreement as would enable the parties to proceed with the Transactions on such adjusted terms, (D) after taking into account any amendment to this Agreement entered into, or to which the Purchaser irrevocably covenants to enter into, within such five (5) Business Day period and for which all internal approvals of the Purchaser have been obtained since receipt of such notice, such Superior Other Bid continues to constitute a Superior Other Bid and the Company’s board of directors authorizes the Company to, and the Company does, enter into a definitive written agreement providing for a transaction in accordance with the terms of the Superior Other Bid and (v) the Company shall have prior to or simultaneously with such termination duly paid to the Purchaser, or as directed by the Purchaser, the Termination Fee pursuant to Section 7.03. For the avoidance of doubt, any significant change in the Superior Other Bid shall require the Company to provide prompt written notice to the Purchaser thereof and such notice shall commence a new five (5) Business Day period for purposes of clauses (iii) and (iv) above.
          (b) In the event of termination by the Company or the Purchaser pursuant to Section 7.01(a), written notice thereof shall forthwith be given to the others, setting forth the clause of Section 7.01(a) pursuant to which such party is terminating and the facts giving rise to such party’s termination right in reasonable detail, and the Transactions shall be terminated, without further action by any party. If the transactions are terminated as provided herein:
     (i) The Purchaser shall return all documents and other material received from the Company relating to the Transactions, whether so obtained before or after the execution hereof, to the Company; provided, however, that solely for purposes of asserting or protecting its rights under this Agreement or any Ancillary Agreement, the Purchaser may retain one copy of all documents made available to the Purchaser in any physical or electronic “data rooms,” management presentations or in any other form in expectation of the Transactions;
     (ii) The Company shall return all documents and other material received from the Purchaser relating to the Transactions, whether so obtained before or after the execution hereof, to the Purchaser; provided, however, that solely for purposes of asserting or protecting its rights under this Agreement or any Ancillary Agreement, the

Company may retain one copy of all documents made available to them in any physical or electronic “data rooms,” management presentations or in any other form in expectation of the Transactions; and
     (iii) all confidential information received by any party from any other with respect to the Transactions shall be treated in accordance with Section 5.04 (Confidentiality), which shall remain in full force and effect notwithstanding the termination hereof.
          (c) Notwithstanding anything to the contrary herein, the Transactions to be effected at the Second Closing may be abandoned at any time before the Second Closing:
     (i) by mutual written consent of the Company and the Purchaser;
     (ii) by the Company if (A) there have been one or more breaches by the Purchaser of any of its representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement that have not been waived by the Company and would result in the failure to satisfy any of the conditions set forth in Section 6.01A (Conditions to Each Party’s Obligation) or Section 6.03A (Conditions to Obligation of the Company) and such breaches have not been cured within 60 days after written notice thereof has been received by the Purchaser or (B) any of the conditions set forth in Section 6.01A (Conditions to Each Party’s Obligation) or Section 6.03A (Conditions to Obligation of the Company) has become incapable of being satisfied on or before March 31, 2010 (the “Outside Date”) and has not been waived by the Company and; provided, in each case that the Company is not in breach of any of its representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement;
     (iii) by the Purchaser if (A) there have been one or more breaches by the Company of any of its respective representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement that have not been waived by the Purchaser and would result in the failure to satisfy any of the conditions set forth in Section 6.01A (Conditions to Each Party’s Obligation) or Section 6.02A (Conditions to Obligation of the Purchaser) and such breaches have not been cured within 30 days after written notice thereof has been received by the Company or (B) any of the conditions set forth in Section 6.01A (Conditions to Each Party’s Obligation) or Section 6.02A (Conditions to Obligation of the Purchaser) has become incapable of being satisfied on or before the Outside Date and has not been waived by the Purchaser; provided, in each case that the Purchaser is not in breach of any of its representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement;
     (iv) by the Company or the Purchaser if the Second Closing does not occur on or before the Outside Date; provided, however, that the Company and the Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 7.01(c)(iv) if the failure to consummate the Second Closing by such date results from breach by the Company (in the case of termination by the Company) or the Purchaser (in the case of termination by the Purchaser) of any of its representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement;

     (v) by the Company or the Purchaser if any Judgment shall have been entered, or a Governmental Entity shall have issued any order, restraining or prohibiting the consummation of the Transactions;
     Section 7.02 Effect of Termination. If this Agreement is terminated and the Transactions are abandoned as described in Section 7.01(a) (Termination), then, subject to the next succeeding sentence, this Agreement shall become null and void and of no further force and effect, and all further obligations of the parties under this Agreement will terminate, except for Section 5.04 (Confidentiality), Section 5.06 (Expenses; Transfer Taxes), Section 5.07 (Brokers or Finders), Section 5.11 (Publicity), Section 7.01 (Termination), this Section 7.02, Section 7.03 (Termination Fee) and Article IX (General Provisions). Nothing in this Section 7.02 shall be deemed to release any party from any liability for fraud or any intentional or willful breach by such party and of the terms and provisions hereof, and the rights of the parties to pursue all remedies for any such fraud or breach will survive such termination unimpaired. Each party’s right of termination under Section 7.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.
     Section 7.03 Termination Fee(a) . (a)Notwithstanding any other provision of this Agreement, the Company agrees with the Purchaser that (i) if the Purchaser shall terminate this Agreement pursuant to Section 7.01(a)(vi), the Company shall pay to the Purchaser, or as directed by the Purchaser, the Termination Fee on the Business Day immediately following the termination Date, and (ii) if the Company shall terminate this Agreement pursuant to Section 7.01(a)(vii), the Company shall pay to the Purchaser, or as directed by the Purchaser, the Termination Fee concurrent with such termination. For purposes of this Agreement, “Termination Fee” means an amount equal to $1,000,000. Payment of the Termination Fee shall be made by wire transfer of immediately available funds.
          (b) Each of the Purchaser and the Company acknowledges and agrees that in the event that the Purchaser is entitled to receive the Termination Fee pursuant to this Agreement, the right of such recipient to receive such amount shall constitute the Purchaser’s sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, such termination of this Agreement.
     Section 7.04 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing the Purchaser, on the one hand, or the Company, on the other hand, may waive compliance by the other with any term or provision hereof that such other party was or is obligated to comply with or perform. No delay or omission by any party hereto to exercise any right or power under this Agreement or pursuant to Applicable Law shall impair such right or power or be construed as a waiver thereof. A waiver by either party of any representation, warranty, covenant or condition shall not be construed to be a waiver of any succeeding breach or of any other representation, warranty, covenant or condition.

ARTICLE VIII
Indemnification
     Section 8.01 Indemnification by the Company. (a) The Company shall be liable for, and shall indemnify the Purchaser and its Affiliates (the “Purchaser Indemnitees”) against and hold each of them harmless from, any loss, liability, claim, damage, cost or expense, including reasonable legal fees and expenses (but excluding any lost profits and special, indirect, consequential or punitive damages, except to the extent actually paid to a third party) (collectively, “Losses”), suffered or incurred by each such Purchaser Indemnitee arising out of, involving or otherwise in respect of:
     (i) any breach of any representation or warranty of the Company contained herein (without giving effect to any supplemental disclosures delivered pursuant hereto), in any Ancillary Agreement or any certificate delivered pursuant hereto or thereto;
     (ii) any breach of any covenant of the Company contained herein or in any Ancillary Agreement; and
     (iii) any Excluded Liability.
          (b) Subject to Section 8.01(c), the Company shall not be required to make any indemnification payment pursuant to Section 8.01(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Losses that have been suffered or incurred by all of the Purchaser Indemnitees in the aggregate exceeds $100,000. If the total amount of such Losses exceeds $100,000 in the aggregate, then the Purchaser Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all such Losses.
          (c) The limitations set forth in Section 8.01(b) shall not apply: (i) in the case of intentional misrepresentation or fraud; or (ii) to inaccuracies in or breaches of any of the Fundamental Representations.
          (d) Except as provided under Section 7.03 (Termination Fee), in the absence of actual fraud, Section 8.01(a) shall be the exclusive remedy of Purchaser Indemnitees for monetary damages for breach of this Agreement.
     Section 8.02 Indemnification by the Purchaser. (a) The Purchaser shall be liable for and shall indemnify the Company and its Affiliates (the “Company Indemnitees”) against and hold them harmless from any Loss suffered or incurred by such Company Indemnitee arising out of, involving or otherwise in respect of:
     (i) any breach of any representation or warranty of the Purchaser contained herein, in any Ancillary Agreement or in any certificate delivered pursuant hereto or thereto; and
     (ii) any breach of any covenant of the Purchaser contained herein or in any Ancillary Agreement.

          (b) Subject to Section 8.02(c), the Purchaser shall not be required to make any indemnification payment pursuant to Section 8.02(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Losses that have been suffered or incurred by all of the Company Indemnitees in the aggregate exceeds $100,000. If the total amount of such Losses exceeds $100,000 in the aggregate, then the Company Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all such Losses.
          (c) The limitations set forth in Section 8.02(b) shall not apply: (i) in the case of intentional misrepresentation or fraud; or (ii) to inaccuracies in or breaches of any of the Fundamental Representations.
          (d) In the absence of actual fraud, Section 8.02(a) shall be the exclusive remedy of Purchaser Indemnitees for monetary damages for breach of this Agreement.
     Section 8.03 Calculation of Losses. The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts recovered by the Indemnified Party under any insurance policy with respect to such Loss; provided, however, that the Indemnified Parties shall not have any obligation to seek any such insurance recoveries. In the event that any Indemnified Party does not seek any insurance recoveries, such Indemnified Party shall promptly notify the Indemnifying Party of such fact in writing and each Indemnifying Party shall be subrogated to any right of action that such Indemnified Party may have under such insurance policies or against such third parties with respect to any matter giving rise to a claim for indemnification hereunder.
     Section 8.04 Survival of Representations, Warranties, Covenants and Agreements; Termination of Indemnification. The representations, warranties, covenants and agreements contained herein, in the Ancillary Agreements and the Certificates delivered pursuant to Article VI and Article VIA hereof, shall survive as follows: (i) the Fundamental Representations shall not terminate; (ii) the representations and warranties set forth in Section 3.15 shall survive until the expiration of the applicable statute of limitations; and (iii) all other representations and warranties shall survive for 18 months following the First Closing; (iv) the covenants to be performed at or before the related Closing shall survive for one year following the related Closing; and (v) all other covenants shall not terminate provided that Section 5.04 shall survive for two years following the First Closing or the termination of this Agreement, whichever first occurs. The rights of each Purchaser Indemnitee under Section 8.01 (Indemnification by the Company) and the rights of each Company Indemnitee under Section 8.02 (Indemnification by the Purchaser) after the related Closing shall not be affected by any Knowledge at or before the execution hereof or at or before the related Closing of any breach of representation, warranty, covenant or agreement, whether such Knowledge came from the Purchaser or any other Person, or any waiver of condition set forth in Article VI or Article VIA. The obligations to indemnify and hold harmless any party (i) pursuant to Section 8.01(a)(i) (Indemnification by the Company) or Section 8.02(i) (Indemnification by the Purchaser) shall terminate when the applicable representation or warranty terminates in accordance with this Section 8.04, (ii) pursuant to Section 8.01(a)(ii) (Indemnification by the Company) or Section 8.02(a)(ii) (Indemnification by the Purchaser) shall terminate when the applicable covenant terminates in accordance with this Section 8.04 and (iii) pursuant to

Section 8.01(a)(iii) (Indemnification by the Company) shall terminate 18 months following the First Closing; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable period, made a claim by delivering a notice of such claim in accordance with Section 8.05 (Procedures) to the Indemnifying Party. The parties hereto hereby waive and agree not to assert (i) any right under any statute of limitations or other Applicable Law to make an indemnification claim with respect to any representation, warranty, covenant or agreement after such representation, warranty, covenant or agreement terminates in accordance with this Section 8.04 and (ii) any defense under any statute of limitations to any indemnification obligations that do not terminate, or that terminate after the expiration of such statute of limitations, in accordance with this Section 8.04.
     Section 8.05 Procedures. (a) Third Party Claims. In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 8.01 (Indemnification by the Company) or Section 8.02 (Indemnification by the Purchaser) in respect of, arising out of or involving a claim made by any Person not a party hereto against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing of such Third Party Claim (setting forth in reasonable detail the facts giving rise to such Third Party Claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such Third Party Claim promptly following receipt by such Indemnified Party of written notice of such Third Party Claim; provided, however, that, subject to Section 8.04 (Survival of Representations, Warranties, Covenants and Agreements; Termination of Indemnification), failure to give such notification promptly shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.
          (b) Assumption. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall (unless (i) the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim) be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 8.05(b), (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof and (ii) it shall be conclusively established for purposes hereof that such Third Party Claim is within the scope of and subject to indemnification hereunder. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 8.05(b), the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.

The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available at such times and places as may be reasonably necessary to defend against such Third Party Claim for the purpose of providing additional information, explanation or testimony in connection with such Third Party Claim. If notice is given to an Indemnifying Party of a Third Party Claim in accordance with this Section 8.05(b) and the Indemnifying Party does not, within 10 Business Days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will be bound by any determination made in such Third Party Claim or any settlement, compromise or discharge effected by the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall defend such Third Party Claim vigorously and diligently to final conclusion or settlement of such Third Party Claim; provided that the Indemnifying Party shall not settle such Third Party Claim without the consent of the Indemnified Party unless such settlement (i) does not involve any finding or admission of any violation of Applicable Law or any violation of the rights of any Person and would not have any adverse effect on any other claims that may be made against the Indemnified Party, (ii) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Party and (iii) completely, finally and unconditionally releases the Indemnified Party in connection with such Third Party Claim and would not otherwise adversely affect the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if (i) the Third Party Claim seeks an injunction or other equitable relief or relief other than monetary damages for which the Indemnified Party would be entitled to indemnification under this Agreement that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for monetary damages for which it would be entitled to indemnification under this Agreement or may otherwise adversely affect the Indemnified Party, or (ii) the Third Party Claim is a criminal, civil or administrative Proceeding or investigation brought by a Governmental Entity or stock exchange, or relates to such a Proceeding or investigation, or the underlying facts or circumstances of which would reasonably be expected to give rise to such a Proceeding or investigation. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for monetary damages for which the Indemnified Party would be entitled to indemnification under this Agreement, the Indemnifying Party shall be entitled to assume the defense of the portion relating to monetary damages for which the Indemnified Party would be entitled to indemnification under this Agreement.
          (c) Other Claims. In the event any Indemnified Party has a claim against any Indemnifying Party under Section 8.01 (Indemnification by the Company) or Section 8.02 (Indemnification by the Purchaser) that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party (setting forth in reasonable detail the facts giving rise to such claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such claim) promptly after becoming aware of such claim; provided, however, that, subject to Section 8.04 (Survival of Representations, Warranties, Covenants and Agreements; Termination of Indemnification), failure to give such notification promptly shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within 10 Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 8.01(a) or Section 8.02(a), such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.
          (d) Mitigation. The Purchaser and the Company shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify any other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability; provided, however, that such party shall not be required to make such efforts if they would be detrimental in any material respect to such party. In the event that the Purchaser or the Company fails to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then (unless the proviso to the foregoing sentence shall be applicable) notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any Loss that would reasonably be expected to have been avoided if the Purchaser or the Company, as the case may be, had made such efforts. The reasonable costs incurred in connection with such mitigation shall be treated as Losses for purposes of this Article VIII.
     Section 8.06 Purchase Price Adjustment. Any indemnity payment under this Article VIII shall be treated as an adjustment to the Common Stock Purchase Price.
ARTICLE IX
General Provisions
     Section 9.01 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party) without the prior written consent of the other parties hereto. Notwithstanding the foregoing, the Purchaser may assign its rights hereunder to an Affiliate of the Purchaser without the prior written consent of any other party; provided, however, that no assignment shall limit or affect the assignor’s obligations hereunder. Any attempted assignment in violation of this Section 9.01 shall be void. Upon the Purchaser’s sale, disposition or other transfer, in whole or in part, of the Shares, the Company hereby agrees that the Purchaser may assign, in whole or in part, any of the Purchaser’s indemnification rights related thereto set forth herein, without the consent of the Company.
     Section 9.02 No Third-Party Beneficiaries. Except as provided in Article VIII (Indemnification), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder. This Agreement does not constitute an amendment of any Benefit Plan and does not impose any obligations on the Purchaser under any Benefit Plan.
     Section 9.03 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows:

(i)	if to the Purchaser,

LDK Solar Co., Ltd.
Hi-Tech Industrial Park
Xinyu City
Jiangxi Province 338032
People’s Republic of China

Attention: Mr. Xiaofeng Peng

with a copy to:

Sidley Austin
Level 39
Two International Finance Centre
8 Finance Street
Central, Hong Kong

Attention: Timothy Li;

and

(ii)	if to the Company,

Solar Power, Inc.
1115 Orlando Avenue
Roseville, California 95661

Attention: Stephen C. Kircher,
Chief Executive Officer

with a copy to:

Weintraub Genshlea Chediak Law Corporation
400 Capital Mall
Sacramento, California 95814

Attention: David Adams

     Section 9.04 Interpretation; Exhibits and Schedules; Certain Definitions. (a) The headings contained herein and in any Exhibit or Schedule hereto, the table of contents hereto and the index of defined terms are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. Any matter set forth in any Schedule or in any section or subsection of any Schedule shall be deemed set forth only for purposes of such Schedules or such section or subsection, and not for purposes of any other Schedule, section or subsection. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part hereof as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined herein. When a reference is made herein to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes of this Agreement, unless otherwise specified herein, (i) “or” shall be construed in the inclusive sense of “and/or”; (ii) words (including capitalized terms defined herein) in the singular shall be construed to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be construed to include the other gender as the context requires; (iii) the terms “hereof” and “herein” and words of similar import shall be construed to refer to this Agreement as a whole (including all the Exhibits and Schedules) and not to any particular provision of this Agreement; and (iv) all references herein to “$” or dollars shall refer to United States dollars. Each representation, warranty, covenant and agreement contained herein shall have independent significance. Accordingly, if any representation, warranty, covenant or agreement contained herein is breached, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) shall not detract from or mitigate the breach of the first representation, warranty, covenant or agreement.
          (b) For all purposes hereof:
          “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, the term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
          “Affiliated Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that or any other group unity or association of corporations that files or has filed Tax Returns on an affiliated, combined, consolidated or unitary basis.
          “Ancillary Agreements” means the Certificate of Determination, Bill of Sale and Liability Assumption Agreement and the other certificates delivered at Closing pursuant to ARTICLE VI.
          “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York, New York and in Hong Kong.

          “Charter Amendment” means an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock to permit the conversion of all Purchased Preferred Shares into common shares in accordance with the terms thereof.
          “Conversion Shares” means the shares of Common Stock into which the Purchased Preferred Shares are convertible.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company Material Adverse Effect” means a material adverse effect (a) on the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) on the ability of the Company to timely consummate the Transactions and to perform its obligations under this Agreement; provided, however, that the term “Company Material Adverse Effect” shall not include effects, either alone or in combination, to the extent they result from (i) changes in general economic conditions, (ii) changes in or events affecting the industry of the Company generally, (iii) financial or securities market fluctuations or conditions, (iv) seasonal reductions in revenues and/or earnings of the Company in the ordinary course of business, (v) any attack, outbreak, hostility, terrorist activity, act or declaration of war or act of public enemies, (vi) changes in Applicable Law or in the interpretation of any Applicable Law by any Governmental Entity, or changes in regulatory conditions in the jurisdictions in which the Company or any Company Subsidiary operates, (iv) changes in GAAP, (v) announcement or pendency hereof or of the Transactions or (vi) actions taken or not taken at the request of the Purchaser, but any effects resulting from the matters referred to in this proviso shall be excluded only to the extent such matters occur after the date hereof, and any effects resulting from the matters referred in clauses (i), (ii), (iii), or (iv) shall be excluded only to the extent such matters do not disproportionately impact the Company or the Company Subsidiaries as compared to other companies operating in the same industry. Any determination as to whether any circumstance, change or effect has a Company Material Adverse Effect shall be made only after taking into account all effective insurance coverages, third party indemnifications and Tax benefits received, or determined and receivable on or prior to the related Closing Date with respect to such circumstance, change or effect.
          “Company Subsidiary” means each Subsidiary of the Company.
          “Documents” means all books, records, files, invoices, inventory records, product specifications, advertising materials, employment records, customer lists, cost and pricing information, supplier lists, business plans, catalogs, customer literature, quality control records and manuals, research and development files, records and laboratory books, plans, blueprints, specifications, studies, surveys, maps, drawings, analysis, reports, training materials, ownership and operating manuals, credit records of customers, correspondence with Governmental Entities and modeling, testing and monitoring data and reporting, notifications and plans relating to environmental health and safety matters (including, in each case, all data and other information stored on discs, tapes or other media).

          “Environmental Laws” means any and all Applicable Laws, Judgments and Permits issued, promulgated or entered into by or with any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the protection of human health as it relates to the environment, including Applicable Laws, Judgments and Permits relating to noise levels, or to the management, Release or threatened Release of Hazardous Materials.
          “Family” means, with respect to an individual, (i) the individual’s spouse and any former spouses, (ii) any other individual who is related to the individual or the individual’s spouse (or any former spouse) within the second degree and (iii) any other individual who resides with such individual.
          “Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.01 (Organization, Standing and Power; Books and Records), 3.02 (Capital Stock of the Company and the Company Subsidiaries), 3.03 (Authority; Execution and Delivery; Enforceability) and 3.27 (Disclosure) (as it relates to the foregoing sections) and of the Purchaser set forth in Sections 4.01 (Organization, Standing and Power) and 4.02 (Authority; Execution and Delivery; Enforceability).
          “Hazardous Materials” means (1) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials and urea formaldehyde foam and (2) any other wastes, materials, chemicals or substances regulated pursuant to any Environmental Law.
          “including” means “including, without limiting the generality of the foregoing.”
          “Indebtedness” means, with respect to a Person, without duplication, (a) all indebtedness for borrowed money, (b) all indebtedness for the deferred purchase price of property or services (other than personal property, including inventory and services purchased, trade payables, other expense accruals and deferred compensation items arising in the Ordinary Course of Business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the Ordinary Course of Business in respect of which such Person’s liability remains contingent), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (d) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities and (e) any liability of others described in clauses (a) through (d) above that the Person has guaranteed or that is otherwise its legal liability, and including in clauses (a) through (e) above any accrued and unpaid interest or penalties thereon.
          “Intellectual Property” means any patent (including any reissue, division, continuation or extension thereof), patent application, patent right, trademark, trademark registration, trademark application, servicemark, trade name, business name, brand name, copyright, copyright registration, design or design registration, or any right to any of the foregoing.
          “Knowledge” when used with respect to (i) the Company, means the actual knowledge of any fact, circumstance or condition of those officers of the Company set forth on Exhibit C; and (ii) the Purchaser, means the actual knowledge of any fact, circumstance or condition of those officers of the Purchaser set forth on Exhibit C, and, in each case, the knowledge that such officers would have had if such officers had conducted a reasonable inquiry.
          “Lien” means any mortgage, lien, security interest, pledge, reservation, equitable interest, charge, easement, lease, sublease, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership) or encumbrance of any kind.
          “Lock-up Agreements” means (a) the agreement entered into as of the date hereof, by and among Stephen C. Kircher, the Purchaser and the Company restricting the transfer of Mr. Kircher’s securities of the Company for a period of one year, on and subject to the terms and conditions therein, substantially in the form of Exhibit E-1, and (b) the various agreements individually entered into as of the date hereof by and among each of the other Management Shareholders, the Purchaser and the Company restricting the transfer of such Management Shareholder’s securities of the Company for a period of 90 days, on and subject to the terms and conditions therein, substantially in the form of Exhibit E-2.
          “Management Shareholders” as listed in Exhibit F.
          “Material Interest” has the meaning set forth in the definition of “Related Person.”
          “Ordinary Course of Business” means, with respect to an action taken by any Person, an action that (i) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person; (ii) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) or the holders of the capital stock or other equity interests of such Person; and (iii) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
          “Permitted Lien” means (i) such Liens as are set forth in Schedule 3.07 or 3.08(a), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings for which reserves have been established to the extent required by GAAP, (iii) Liens that secure obligations reflected on the Interim Balance Sheet or Liens the existence of which is referred to in the notes to the Interim Balance Sheet, (iv) easements, covenants, rights-of-way and other similar restrictions of record, (v) any conditions that may be shown by a current, accurate survey or physical inspection of any Leased Property made before the First Closing, (vi) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which the Company or any Company Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions and (vii) imperfections of title or encumbrances that, individually or in the aggregate, do not impair materially, and would not reasonably be expected to impair materially, the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted.
          “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
          “Proceeding” means any suit, action, proceeding, arbitration, audit, hearing, or investigation (in each case, whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.
          “Purchaser Material Adverse Effect” means a material adverse effect on the ability of the Purchaser to timely consummate the Transactions and to perform its obligations under this Agreement and the Ancillary Agreements.
          “Related Person” means (i) with respect to any Person that is not an individual, (A) any Affiliate of such Person, (B) any Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any other similar capacity), (C) any Person with respect to which such Person serves as a general partner or trustee (or in any other similar capacity), (D) any Person that has direct or indirect beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power or equity securities or other equity interests representing at least 10% of the outstanding equity interests (a “Material Interest”) in such Person and (E) any Person in which such Person holds a Material Interest and (ii) with respect to any Person that is an individual (A) each other member of such individual’s Family, (B) any Affiliate of such Person or one or more members of such Person’s Family, (C) any Person in which such Person or members of such Person’s Family hold (individually or in the aggregate) a Material Interest and (D) any Person with respect to which such Person or one or more members of such Person’s Family serves as a director, officer, partner, executor, or trustee (or in any other similar capacity).
          “Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Material in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata) or within any building, structure, facility or fixture.

          “Representative” means, with respect to any Person, any director, officer, partner, member, stockholder, Affiliate, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
          “Shares” shall mean the Purchased Shares and the Conversion Shares.
          “Shareholder Approval” means the requisite approval under the California Corporations Code of the Charter Amendment by the holders of capital stock of the Company entitled to vote thereon.
          “Shareholder Meeting” shall means the annual or special meeting of the holders of shares of capital stock of the Company the to be called by the Company for the purpose of obtaining the Shareholder Approval.
          “Special Committee” means the committee of the Company’s board of directors, the members of which are not affiliated with the Purchaser and are not members of the Company’s management, formed for the purpose of, among other things, evaluating, and making a recommendation to the Company’s full board of directors with respect to the Transactions; provided that if such committee no longer exists, any determination required to be made under this Agreement by such committee, and any judgment required to be exercised by such committee shall be made or exercised by a majority of the then disinterested members of the Company’s board of directors.
          “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.
          “Tax” or “Taxes” means (i) all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts, (ii) in the case of the Company or any Company Subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been on or before the Second Closing Date a member of an Affiliated Group, and (iii) liability of the Company or any Company Subsidiary for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).
          “Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

          “Tax Return” or “Tax Returns” means all returns, declarations of estimated Tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.
          “Technology” means all trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how of the Company and the Company Subsidiaries.
          “Trading Market” means the OTC Bulletin Board or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.
     Section 9.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.
     Section 9.06 Entire Agreement. This Agreement and the Ancillary Agreements, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.
     Section 9.07 Severability. If any provision hereof (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.
     Section 9.08 Enforcement. In the event of any breach or threatened breach by any party hereto of any covenant or agreement of such party contained herein, the other parties hereto shall be entitled, in addition to any other remedy that may be available at law or in equity, to seek: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or agreement; and (b) an injunction restraining such breach or threatened breach.
     Section 9.09 Consent to Jurisdiction. Each party irrevocably submits to the jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York (and the appropriate appellate courts), for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement, any certificate delivered pursuant hereto or thereto or any Transaction. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any Governmental Entity anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the first sentence of this Section 9.9. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.9. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the Transactions in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     Section 9.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.
     Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, INVOLVING OR OTHERWISE IN RESPECT OF THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

     IN WITNESS WHEREOF, the Company and the Purchaser have duly executed this Agreement as of the date first written above.

SOLAR POWER, INC.,

by

/s/ Stephen C. Kircher

Name: Stephen C. Kircher
Title: Chairman & CEO

LDK SOLAR CO., LTD.

by

/s/ Xiaofeng Peng

Name: Xiaofeng Peng Title: Chairman

EXHIBIT A
Certificate of Determination

Exh. A-9.11-1

CERTIFICATE OF DETERMINATION
OF RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF
SERIES A PREFERRED STOCK OF
SOLAR POWER, INC.
     Stephen C. Kircher and Joseph G. Bedewi certify that:
     1. They are the duly elected and acting Chief Executive Officer and Chief Financial Officer, respectively, of Solar Power, Inc., a California corporation (the “Company”).
     2. The Company has authorized the issuance of twenty million (20,000,000) shares of preferred stock. 20,000,000 shares have been designated Series A Preferred Stock, none of which have been previously issued.
     3. Pursuant to authority given to it by the Company’s Articles of Incorporation, the Board of Directors of the Company (the “Board”) has duly adopted the following:
     RESOLVED, that the Board of Directors of the Company designates the Series A Preferred Stock and the number of shares constituting each series, and fixes the rights, preferences, privileges and restrictions relating to each series in addition to any set forth in the Articles of Incorporation as follows:
     A. Designation and Amount. The Company shall have a series of preferred stock which shall be designated the “Series A Preferred Stock” (“Series A Preferred”) and the number of shares initially constituting such series shall be twenty million (20,000,000).
     B. Rights, Preferences, Privileges and Restrictions. Series A Preferred shall have the respective rights, preferences, privileges and restrictions as follows:
Section 1. Dividend Rights.
     1.1 Series A Dividends. Subject to any senior rights of preferred shares then outstanding to receive annual dividends, the holders of Series A Preferred shall be entitled to receive annual dividends out of any funds legally available therefor, prior to and in preference to any declaration or payment of any dividend (payable other than in common stock of the Company (“Common Stock”) or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock, in an amount equal to four cents ($0.04) per share per annum (as adjusted for any stock splits, stock dividends, recapitalizations or the like), and any other amounts required under other provisions of this Certificate of Determination of Rights, Preferences, Privileges and Restrictions (“Certificate”) and no more (“Dividends”). The Dividends shall be payable as and when declared by the Board.
     1.2 Right to Share in Dividends Declared for Holders of Common Stock. The holders of Series A Preferred shall be entitled to share with the holders of shares of Common Stock in any cash or non-cash dividend or distribution, other than dividends payable in shares of Common Stock, on an as-converted basis, declared for holders of the Common Stock, payable when and if declared by the Board. Subject to the prior payment of any other senior dividend rights, any dividend shall be paid pro rata among the holders of the Common Stock and the holders of the Series A Preferred and parity stock on an as-converted basis. For the avoidance of doubt “on an

Exh. A-9.11-2

as-converted basis” means dividends shall be paid on each share of Series A Preferred Stock as if such share of Preferred Stock and all other shares of Series A Preferred Stock had been converted to Common Stock on the basis set forth in Section 4 below (irrespective of whether any pre-condition to such conversion had been met).
     1.3 Limitation. The holders of Series A Preferred shall not be entitled to receive any dividends or other distributions except as provided in this Certificate and in accordance with applicable California law. The right to such dividends on Series A Preferred shall not be cumulative, and no right shall accrue to the holders of such stock by reason of the Board’s failure to declare dividends thereon for any given period as herein provided.
     1.4 No Fractional Shares. In connection with the payments to holders of Series A Preferred of dividends in shares of capital stock, no fractions of shares of capital stock shall be issued, but in lieu thereof the Company shall round up the number of shares of capital stock to which each holder of shares of Series A Preferred Stock would be entitled, to the nearest whole share.
     1.5 Record Holders. The Company shall pay dividends required hereunder to the holders of record of Series A Preferred as their names appear on the share register of the Company on the corresponding record date designated by the Board with respect to such dividend. The record date for purposes of determining the holders entitled to any dividend shall not be more than fifty (50) days prior to the payment date fixed by the Board.
     Section 2. Voting Rights.
     2.1. Voting Rights. Except as otherwise expressly provided herein or as required by law, each share of Series A Preferred shall entitle the holder thereof to such number of votes per share equal to the number of shares of Common Stock into which such share of Series A Preferred Stock would convert pursuant to Section 4 below (irrespective of whether any pre-condition to such conversion has been met). Except as otherwise required by the provisions of the California Corporations Code, the holders of shares of Series A Preferred, and the holders of Common Stock shall at all times vote as one class, together with the holders of any other class of stock of the Company accorded such general class voting right; provided, that the holders of shares of Series A Preferred shall be entitled to approve by a majority vote, as a separate class, the matters specified in Section 2.2.
     2.2. Right to Vote on Specified Matters. The vote or consent of the holders of a majority of the outstanding Series A Preferred shall be required for: (i) matters that by law require the approval of the outstanding shares of the respective class; and (ii) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred.
     Section 3. Liquidation, Dissolution or Bankruptcy.
     If the Company: (i) adopts a plan of liquidation or of dissolution; (ii) commences a voluntary proceeding under the federal bankruptcy law or any other applicable state or federal bankruptcy, insolvency or similar law; (iii) consents to the entry of an order for relief in any involuntary case under such law; (iv) consents to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or of any substantial part of its property; (v) makes an assignment for the benefit of its creditors; or (vi) admits in writing its inability to pay its debts generally as they become due; and on account of any such event the Company shall liquidate, dissolve or wind up, then, and in that event, the holders of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Common Stock or to the

Exh. A-9.11-3

holders of any other junior series of preferred stock, by reason of their ownership thereof and subject to the rights of any other class or series of Company stock subsequently issued that ranks senior to the Series A Preferred with respect to liquidation rights (“Senior Stock”), an amount per share in cash or equivalent value in securities or other consideration equal to any declared but unpaid Dividends as provided in Section 1.1 above (“Series A Preference Amount”) ratably with any class or series ranking on a parity with the Series A Preferred (“Series A Parity Stock”) in proportion to the respective preference amounts each such holder of Series A Parity Stock would otherwise be entitled to receive. If the amount of such distribution after payment to any Senior Stock is insufficient to permit full payment of the Series A Preference Amount to the holders of the Series A Preferred, then such distribution shall be distributed ratably to the holders of the Series A Preferred and Series A Parity Stock in proportion to the respective preference amount each such holder would otherwise be entitled to receive. Any remaining funds and assets of the Company legally available for distribution to shareholders shall be distributed pro rata among the holders of Series A Preferred on an as-converted basis and the Common Stock. For the avoidance of doubt, “on an as-converted basis” means that each share of Series A Preferred Stock shall entitle the holder thereof to receive the amount of the remaining funds and assets of the Company that such holder would have been entitled to receive had such shares of Series A Preferred Stock and all other shares of Series A Preferred Stock been converted to Common Stock on the basis set forth in Section 4 below (irrespective of whether any pre-condition to such conversion had been met).
     Section 4. Automatic Conversion of Series A Preferred.
     4.1. Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into a number of shares of Common Stock equal to the Original Issue Price divided by the Conversion Price immediately upon the Company having at least a number of authorized shares of Common Stock available to be issued by the Company in the amount equal to the product of (i) the number of Series A Preferred outstanding and (ii) the number obtained by dividing the Original Issue price by the Conversion Price. The “Original Issue Price” shall mean $1.11138 per share for each share of Series A Preferred (subject to adjustment from time to time for stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events). The initial “Conversion Price” per share of Series A Preferred shall be $0.25000. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4.2 below.
     4.2. Adjustment to Series A Preferred Conversion Price. The number of shares of Common Stock into which each share of Series A Preferred is convertible shall be subject to adjustment from time to time as follows:
          (a) In case the Company shall at any time or from time to time declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each case,
               (1) the number of shares of Common Stock into which each share of Series A Preferred is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock that the holder of a share of Series A Preferred would have been entitled to receive after the occurrence of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier; and
               (2) an adjustment made pursuant to this subsection 4.2(a) shall become effective (i) in the case of any such dividend or distribution, immediately after the close of

Exh. A-9.11-4

business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (ii) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.
          (b) In case the Company shall be a party to (i) a merger (in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Company is a party, exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of any of the foregoing), (ii) a consolidation (in which the holders of Common Stock will receive capital stock in the consolidated company with different rights, preferences and privileges than the Common Stock), or (iii) a sale of all or substantially all of the Company’s assets or a recapitalization of the Common Stock; then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series A Preferred shall be entitled, upon consummation of such transaction, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or which each share of Common Stock is changed or exchanged in the transaction, multiplied by (B) the number of shares of Common Stock into which a share of Series A Preferred is convertible immediately prior to the consummation of such transaction.
     4.3. Right to Dividends. Upon conversion of any shares of Series A Preferred, each holder thereof shall be entitled to receive any declared but unpaid dividends in respect of the shares so converted.
     4.4. No Fractional Shares. In connection with the conversion of any shares of Series A Preferred, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Company at its sole election and discretion shall either round up to the nearest whole share or make a cash payment equal to the then fair market value of such fractional share as determined in good faith by the Board.
     4.5. Notice Method. Any notice required or permitted by this Section 4 to be given to a holder of Series A Preferred or to the Company shall be in writing and be deemed given upon the earlier of (i) personal delivery to such holder, (ii) actual receipt or on the tenth day after the same has been deposited by first class mail in the United States mail, postage prepaid, and addressed to the holder at the address appearing on the books of the Company.
     4.6. No Avoidance of Terms. The Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, which has the effect of or for the purpose of, avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company. The Company shall at all times in good faith take all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred against improper dilution or other impairment.
     Section 5. Reports as to Adjustments.
     Whenever the number of shares of Common Stock into which each share of Series A Preferred is convertible is adjusted as provided in Section 4.2 above, the Company shall promptly provide notice to the holders of record of shares of Series A Preferred Stock, in accordance with Section 4.5, (i) stating that the number of shares of Common Stock into which the shares of Series A Preferred are convertible has been adjusted, (ii) setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series A Preferred of the holder is convertible, as a result of

Exh. A-9.11-5

such adjustment, and (iii) setting forth a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.
     Section 6. Reacquired Shares.
     Any shares of Series A Preferred which are converted, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the California Corporations Code. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock of the Company and may be reissued as part of another series of preferred stock of the Company.
     Section 7. Notices of Record Date.
     In the event of (i) the declaration by the Company of a record date for the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reorganization, reclassification or recapitalization of the capital stock of the Company or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall send, in accordance with Section 4.5, at least thirty (30) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or other distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, recapitalization, reclassification, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Series A Preferred shall be entitled to exchange their Series A Preferred for securities or other property deliverable upon such reorganization, recapitalization, reclassification, dissolution, liquidation or winding up.
     Section 8. Captions.
     All section captions are for reference only and shall not be considered in construing the rights, preferences or privileges of the Series A Preferred.
     Section 9. Severability.
     If any provision contained herein is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the provisions which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.
     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
DATE: January 5, 2011

Stephen C. Kircher, Chief Executive Officer

Joseph G. Bedewi, Chief Financial Officer

Exh. A-9.11-6

EXHIBIT B
Shenzhen Plant Assets

Exh. B-1

EXHIBIT C
Knowledge
The officers of the Company for such “knowledge” purposes include:
1.	Stephen C. Kircher

2.	Joseph G. Bedewi

3.	Alan M. Lefko

4.	Robert A. Wood
The officers of the Purchaser for such “knowledge” purposes include:
1.	Jack K. Lai

Exh. C-1

EXHIBIT D-1
Form of Opinion of Counsel
     Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:
     1. The Company is validly existing as a corporation and in good standing under California law.
     2. The Company has the corporate power to execute and deliver the Agreement and the Ancillary Agreements and to perform its obligations thereunder.
     3. The Company has duly authorized, executed and delivered the Agreement and Ancillary Agreements, and the Agreement and Ancillary Agreements constitute its valid and binding obligations enforceable against it in accordance with their terms.
     4. The execution and delivery by the Company of the Agreement and Ancillary Agreements and the performance by the Company of its obligations under the Agreement and Ancillary Agreements, including its issuance and sale of the Purchased Shares and the issuance of Conversion Shares, do not and will not (i) violate the California Corporations Code (the “CCC”), or United States federal law, (ii) violate any court order, judgment or decree applicable to the Company of which we are aware, (iii) result in a breach of, or constitute a default under, any agreement set forth as an exhibit to the Company’s most recent 10-K, or any 10-Q or 8-K filed after the date of the most recent 10-K, or (iv) violate the Company’s certificate of incorporation or by-laws.
     5. The Company is not required to obtain any consent, approval, license or exemption by, or order or authorization of, or to make any filing, recording or registration with, any governmental authority pursuant to the CCC or United States federal law in connection with the execution and delivery by the Company of the Agreement and Ancillary Agreements or the performance by it of its obligations thereunder other than those that have been obtained or made.
     6. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, $0.0001 par value, of which 52,292,576 shares are issued and outstanding, and 20,000,000 shares of preferred stock issuable in series, of which 20,000,000 shares have been designated as Series A Preferred Stock.
     7. The Purchased Shares have been duly authorized, and when issued, delivered and paid for in accordance with the Agreement, will be validly issued, fully paid and nonassessable. The Conversion Shares have been duly authorized and, when issued in accordance with the Company’s certificate of incorporation upon conversion of the Purchased Preferred Shares, will be validly issued, fully paid and nonassessable. Neither the issuance or sale of the Purchased Shares nor the issuance of the Conversion Shares is subject to any preemptive rights under the CCC or the Company’s certificate of incorporation or by-laws.

Exh. D-1-1

     8. Based on, and assuming the accuracy of, the representations of the Purchaser in the Agreement, the sale of the Purchased Shares pursuant to the Agreement does not, and the issuance of the Conversion Shares upon conversion of the Purchased Preferred Shares in accordance with the Company’s certificate of incorporation will not (assuming no commission or other remuneration is paid or given directly or indirectly for soliciting the conversion), require registration under the Securities Act.
     9. To our knowledge, there is neither pending nor threatened, any action, suit, proceeding, or claim, whether or not purportedly on behalf of the Company, to which the Company or any director, officer, stockholder or employee of the Company, in such person’s capacity as a director, officer, stockholder or employee of the Company, is named as a party.

Exh. D-1-2

EXHIBIT D-2
Form of Opinion of Counsel
     1. The Company is validly existing as a corporation and in good standing under California law.
     2. The Company has the corporate power to execute and deliver the Agreement and the Ancillary Agreements and to perform its obligations thereunder.
     3. The Company has duly authorized, executed and delivered the Agreement and Ancillary Agreements, and the Agreement and Ancillary Agreements constitute its valid and binding obligations enforceable against it in accordance with their terms.
     4. The execution and delivery by the Company of the Agreement and Ancillary Agreements and the performance by the Company of its obligations under the Agreement and Ancillary Agreements, including its issuance and sale of the Purchased Preferred Shares and the issuance of Conversion Shares, do not and will not (i) violate the California Corporations Code (the “CCC”), or United States federal law, (ii) violate any court order, judgment or decree applicable to the Company of which we are aware, (iii) result in a breach of, or constitute a default under, any agreement set forth as an exhibit to the Company’s most recent 10-K, or any 10-Q or 8-K filed after the date of the most recent 10-K, or (iv) violate the Company’s articles of incorporation or by-laws.
     5. Except as disclosed in the Schedules or SEC Reports, and required notice filings in connection with exemptions from registration for the offer and sale of securities, the Company is not required to obtain any consent, approval, license or exemption by, or order or authorization of, or to make any filing, recording or registration with, any governmental authority pursuant to the CCC or United States federal law in connection with the execution and delivery by the Company of the Agreement and Ancillary Agreements or the performance by it of its obligations thereunder other than those that have been obtained or made.
     6. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, $0.0001 par value, of which, based on the Transfer Agent stock register, [52,292,576] shares are issued and outstanding, and 20,000,000 shares of preferred stock issuable in series, of which [20,000,000 ] shares have been designated as Series A Preferred Stock.
     7. The Purchased Preferred Shares have been duly authorized, and when issued, delivered and paid for in accordance with the Agreement, will be validly issued, fully paid and nonassessable. The Conversion Shares have been duly authorized and, when issued in accordance with the Company’s certificate of incorporation upon conversion of the Purchased Preferred Shares, will be validly issued, fully paid and nonassessable. Neither the issuance or sale of the Purchased Preferred Shares nor the issuance of the Conversion Shares is subject to any preemptive rights under the CCC or the Company’s certificate of incorporation or by-laws.

Exh. D-2-1

     8. Based on, and assuming the accuracy of, the representations of the Purchaser in the Agreement, the sale of the Purchased Preferred Shares pursuant to the Agreement does not, and the issuance of the Conversion Shares upon conversion of the Purchased Preferred Shares in accordance with the Company’s certificate of incorporation will not (assuming no commission or other remuneration is paid or given directly or indirectly for soliciting the conversion), require registration under the Securities Act.
     9. To our knowledge, other than as described in the Schedules, there is neither pending nor threatened, any action, suit, proceeding, or claim, whether or not purportedly on behalf of the Company, to which the Company or any director, officer, stockholder or employee of the Company, in such person’s capacity as a director, officer, stockholder or employee of the Company, is named as a party.

Exh. D-2-2

EXHIBIT E-1
Form of Lock-up Agreement
____________, 2011
Solar Power, Inc.
[Address]
LDK Solar Co., Ltd.
Hi-Tech Industrial Park
Xinyu City
Jiangxi Province 338032
People’s Republic of China
Dear Ladies and Gentlemen:
     The undersigned understands that Solar Power, Inc. (the “Company”) and LDK Solar Co., Ltd. (the “Purchaser”), among others, propose to enter into a stock purchase agreement (the “Stock Purchase Agreement”) and certain Ancillary Agreements (as defined therein). Capitalized terms not otherwise defined herein have the respective meanings assigned to such terms in the Stock Purchase Agreement.
     To induce the Purchaser and the Company to continue their efforts in connection with the Transactions, the undersigned hereby agrees that, without the prior written consent of the Company and the Purchaser, the undersigned will not, during the period commencing on the date hereof and ending one year after the Second Closing Date (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, or (2) file any registration statement with the SEC relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, or (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, whether any such transaction described above is to be settled by delivery of shares of Common Stock or such other securities, in cash or otherwise. In addition, the undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.
     The undersigned understands that the Company and the Purchaser are relying upon this letter agreement in proceeding toward consummation of the Transactions. The undersigned further understands that this letter agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, assigns and other Related Persons.

Exh. E-1-1

     Whether or not the Transactions will actually consummate depends on a number of factors, including the various corporate and regulatory approvals as well as the finalization of each Ancillary Agreement, the terms of which are subject to negotiation between the Company and the Purchaser.
     This letter agreement shall become effective upon the First Closing. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York. The undersigned hereby submits to the non-exclusive jurisdiction of the New York courts in connection herewith.
Very truly yours,
Stephen C. Kircher

Exh. E-1-2

EXHIBIT E-2
Form of Lock-up Agreement
____________, 2011
Solar Power, Inc.
[Address]
LDK Solar Co., Ltd.
Hi-Tech Industrial Park
Xinyu City
Jiangxi Province 338032
People’s Republic of China
Dear Ladies and Gentlemen:
     The undersigned understands that Solar Power, Inc. (the “Company”) and LDK Solar Co., Ltd. (the “Purchaser”), among others, propose to enter into a stock purchase agreement (the “Stock Purchase Agreement”) and certain Ancillary Agreements (as defined therein). Capitalized terms not otherwise defined herein have the respective meanings assigned to such terms in the Stock Purchase Agreement.
     To induce the Purchaser and the Company to continue their efforts in connection with the Transactions, the undersigned hereby agrees that, without the prior written consent of the Company and the Purchaser, the undersigned will not, during the period commencing on the date hereof and ending 90 days after the Second Closing Date (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, or (2) file any registration statement with the SEC relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, or (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, whether any such transaction described above is to be settled by delivery of shares of Common Stock or such other securities, in cash or otherwise. In addition, the undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.
     The undersigned understands that the Company and the Purchaser are relying upon this letter agreement in proceeding toward consummation of the Transactions. The undersigned further understands that this letter agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, assigns and other Related Persons.

Exh. E-2-1

     Whether or not the Transactions will actually consummate depends on a number of factors, including the various corporate and regulatory approvals as well as the finalization of each Ancillary Agreement, the terms of which are subject to negotiation between the Company and the Purchaser.
     This letter agreement shall become effective upon the First Closing. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York. The undersigned hereby submits to the non-exclusive jurisdiction of the New York courts in connection herewith.
Very truly yours,
[name of Management Shareholder]

Exh. E-2-2

EXHIBIT F
Management Shareholders

Name of Management Shareholder	Shares of Common Stock Owned
STEPHEN C. KIRCHER	6,000,000
BRADLEY J. FERRELL	1,110,800
JOSEPH G. BEDEWI	50,000
ALAN M. LEFKO	15,000
ROBERT A. WOOD	50,000
JEFFREY W. OLYNIEC	517,550
JEFFREY M. PONTIUS	50,000

Exh. F-1